Exhibit 10.19

Contract No.: 2025PYHYT001

[Henan Net Plastic New Material Technology Co., Ltd.]

(Acting as the Borrower)

[Bank of China Limited, Puyang Branch]

(Acting as the Lead Arranger)

[Agricultural Bank of China Limited, Puyang Branch]

(Acting as the Co-Lead Arranger)

[Shanghai Pudong Development Bank Co., Ltd., Zhengzhou Branch]

(Acting as the Sub-Lead Arranger)

[Bank of Zhengzhou Co., Ltd., Puyang Longhu Sub-branch]

(Acting as the Participating Bank)

and

[Bank of China Limited, Puyang Branch]

(Acting as the Agent Bank)

Henan Net Plastic New Material Technology Co., Ltd.

RMB 260 Million Fixed Asset Syndicated Loan Contract

March 2025

i

This Contract is executed by the following parties in [Puyang City] on MMDD, 2025:

I.	[Henan Net Plastic New Material Technology Co., Ltd.], acting as the Borrower (”the Borrower”)

	Registered Address:	No. 50, Fengtai Avenue, Industrial Cluster Area, Taiqian County, Puyang City, Henan Province
	Legal Representative:	Wan Pengcheng

II.	[Bank of China Limited, Puyang Branch], acting as the Lead Arranger (“the Lead Arranger”)

	Registered Address:	No. 498 Jingkai Avenue, Puyang City
	Legal Representative:	Li Langkun
	Operating Bank:	Bank of China Limited, Taiqian Sub-branch
	Registered Address of Operating Bank:	County Cultural and Commercial Service Center, 100 meters south of the intersection of Weiliu Road and Jingliu Road, Taiqian New District, Puyang City, Henan Province
	Head of Operating Bank:	Tian Liuzeng

III.	[Bank of China Limited, Puyang Branch], acting as the Agent Bank (“the Agent Bank”)

	Registered Address:	No. 498 Jingkai Avenue, Puyang City
	Legal Representative:	Li Langkun
	Operating Bank:	Bank of China Limited, Taiqian Sub-branch
	Registered Address of Operating Bank:	County Cultural and Commercial Service Center, 100 meters south of the intersection of Weiliu Road and Jingliu Road, Taiqian New District, Puyang City, Henan Province
	Head of Operating Bank:	Tian Liuzeng

IV.	The following financial institutions, acting as the Lenders (“the Initial Lenders”)

[Bank of China Limited, Puyang Branch]

	Registered Address:	No. 498 Jingkai Avenue, Puyang City
	Legal Representative:	Li Langkun
	Operating Bank:	Bank of China Limited, Taiqian Sub-branch
	Registered Address of Operating Bank:	County Cultural and Commercial Service Center, 100 meters south of the intersection of Weiliu Road and Jingliu Road, Taiqian New District, Puyang City, Henan Province
	Head of Operating Bank:	Tian Liuzeng

[Shanghai Pudong Development Bank Co., Ltd., Zhengzhou Branch]

Registered Address:	No. 299, Jinshui District, Zhengzhou City
Legal Representative:	Wang Junjie
Operating Bank:	Shanghai Pudong Development Bank Co., Ltd., Zhengzhou Zijingshan Road Sub-branch
Registered Address of Operating Bank:	No. 72, Zijingshan Road, Zhengzhou City
Head of Operating Bank:	Cai Yuxin

[Agricultural Bank of China Limited, Puyang Branch]

Registered Address:	No. 233, Renmin Road, Puyang City
Legal Representative:	Niu Qingshan
Operating Bank:	Agricultural Bank of China Limited, Taiqian County Sub-branch
Registered Address of Operating Bank:	North of the Western Section of Renmin Road, Taiqian County, Puyang City, Henan Province
Head of Operating Bank:	Liu Jiacai

[Bank of Zhengzhou Co., Ltd., Puyang Longhu Sub-branch]

Registered Address:	Intersection of Kaizhou Road and Lvcheng Road, Puyang City
Legal Representative:	Zhou Xiaona
Operating Bank:	Bank of Zhengzhou Co., Ltd., Puyang Longhu Sub-branch
Registered Address of Operating Bank:	Intersection of Kaizhou Road and Lvcheng Road, Puyang City
Head of Operating Bank:	Wang Yongfeng

WHEREAS:

(1)	On [August 3], [2022], the Borrower was duly incorporated with an initial registered capital of [RMB 500 million], and currently has a paid-in capital of [RMB 459.43 million].

(2)	For the purpose of constructing the [600,000-ton Polyethylene Project of Henan Net Plastic New Material Technology Co., Ltd.], the Borrower intends to raise a fixed asset loan from the Initial Lenders.

After friendly and equal consultations, and based on true intentions, all parties hereby execute this Contract as follows for mutual compliance:

I.	Definitions and Interpretations

1.1	Definitions

In this Contract:

Suretyship Contract	Refers to the Suretyship Contracts numbered as 2025PYHYT001BZ001, 2025PYHYT001BZ002, 2025PYHYT001BZ003, 2025PYHYT001BZ004, 2025PYHYT001BZ005, 2025PYHYT001BZ006, and 2025PYHYT001BZ007, executed by the Surety, the Agent Bank, and the Initial Lenders.

Surety	Refers to Zhejiang Net Plastic Technology Co., Ltd., Net Plastic Technology (Henan) Co., Ltd., Jiangsu Qiangsheng Functional Chemical Co., Ltd., Taiqian County Jusu Enterprise Management Partnership (Limited Partnership), Taiqian Investment Group Co., Ltd., Wang Wei, and Xu Hui.

Financial Year	Refers to the period starting from January 1 (inclusive) of each calendar year to December 31 (inclusive) of the same calendar year.

Commitment Ratio	Refers to, in respect of each Lender, the ratio between such Lender’s then-current Commitment and the then-current Total Commitments.

Commitment	Refers to:

	1.	In respect of each Initial Lender, the Initial Commitment minus its share in the total amount of withdrawn Loan Funds and minus its share in the amount canceled or assigned in accordance with the terms of this Contract; or

	2.	In respect of each Assignee Bank, the Commitment assigned to it in accordance with Article 18 (Assignment) of this Contract, minus its share in the total amount of withdrawn Loan Funds thereafter and minus its share in the amount canceled or assigned in accordance with the terms of this Contract.

Initial Commitment	Refers to the initial Commitment amount of each Initial Lender as specified in Article 2 (Loan fund) of this Contract and Attachment I (Initial Commitments of Lenders) of this Contract.

Mortgagor	Refers to Net Plastic Technology (Henan) Co., Ltd., Taiqian County Jusu Enterprise Management Partnership (Limited Partnership), Taiqian Investment Group Co., Ltd., Taiqian County Yutai Net Plastic Investment Co., Ltd., Jiangsu Qiangsheng Functional Chemical Co., Ltd., and Taiqian County Juben Enterprise Management Partnership (Limited Partnership).

Lender	Refers to the Initial Lenders and/or the Assignee Banks.

Loan Interest Rate (Annualized Rate, Simple Interest, similarly hereinafter)	Refers to the annual loan interest rate agreed upon in Article 5.1 (Loan Interest Rate) of this Contract for each withdrawn Loan Funds.

Loan Balance	Refers to the total amount of Loan Funds that have been withdrawn by the Borrower but not yet repaid.

Loan Fund	Refers to any principal amount of the loan that has been withdrawn or will be withdrawn under this Contract.

Loan Fund Account	Refers to the account listed in Attachment IV (Accounts of All Parties) of this Contract.

Agent Bank	Refers to [Bank of China Limited, Puyang Branch] or its Successor Agent Bank.

Payment by the Agent Bank Account	Refers to the account listed in Attachment IV (Accounts of All Parties) of this Contract.

Guarantee Contract	Refers to the Suretyship Contract, Mortgage Contract, and Pledge Contract.

Guarantor	Refers to the Surety, Mortgagor, and Mortgagor.

Security Interest	Refers to any mortgage, pledge, lien, deposit, or any agreement or arrangement with security effect or purpose (whether such agreement or arrangement is created or interpreted under Chinese law or not).

Mortgage Contract	Refers to a Mortgage Contract numbered 2025PYHYT001DZ001, executed by the Mortgagor, the Agent Bank, and the Initial Lenders on [date] in 2025.

Mortgagor:	Refers to Henan Net Plastic New Material Technology Co., Ltd.

Majority Lender(s)	Refers to one or more Lenders whose combined share in the Total Commitments reaches or exceeds [50] %.

Default Interest Rate (Compounded Interest, similarly hereinafter)	Refers to the Overdue Default Interest Rate and/or the Misappropriation Default Interest Rate.

Fee Letter	Refers to the Fee Letter executed between the Borrower and the relevant parties in connection with the transactions under this Contract.

Interest Payment Date	Refers to (please tick √ the applicable option below and cross out the non-applicable one):

[√]	[The day following the end of each Interest Period]
[×]	[The end of each Interest Period]

Liabilities	Refers to all obligations of the Borrower to make payments or repayments to external parties, regardless of their nature or form, whether they are principal obligations or security obligations, actual or contingent, matured or unmatured.

Administration for Industry and Commerce (AIC)	Refers to the State Administration for Industry and Commerce, local Administrations for Industry and Commerce, and/or their branches.

Repayment Date	Refers to each date for loan repayment as listed in Article 6 (Repayment) of this Contract.

Interest Settlement Date

Refers to (please tick √ the applicable option below and cross out the non-applicable one):

[×] If interest is settled monthly, the Interest Settlement Date shall be the 20th day of each month;

[√] If interest is settled quarterly, the Interest Settlement Date shall be the 20th day of the last month of each quarter;

[×] If interest is charged on a one-off basis upon loan maturity, with the principal and interest settled together, the Interest Settlement Date shall be the loan maturity date;

[×] Other date(s): refers to [/].

Borrower’s Counterparty Account	Refers to such account as notified by the Borrower to the Agent Bank.

Operating Bank	Refers to the operating institution of any Syndicate Member Bank listed in this Contract that performs this Contract, including any Operating Bank changed in accordance with Article 18.9 (Change of Operating Bank) of this Contract.

Accounting Standards	Refers to the Accounting Standards that comply with Chinese laws and regulations and are generally accepted in China.

Interest Rate Fixing Date

Refers to, in respect of each withdrawn Loan Fund: (i) such Withdrawal Date, and (ii) from such Withdrawal Date (please tick √ the applicable option below and cross out the non-applicable ones; if the interest rate is fixed, cross out all):

[×] the [●]th day of each month following the adjustment date of the People’s Bank of China (PBOC) Benchmark Interest Rate;

[×] the [●]th day of the last month of each quarter following the adjustment date of the PBOC Benchmark Interest Rate;

[×] the [●]th day of [●] month each year following the adjustment date of the PBOC benchmark interest rate;

[×] the day following each Interest Settlement Date;

[×] the adjustment date of the PBOC Benchmark Interest Rate;

[√] other date, which means, taking the actual Withdrawal Date (or the first actual Withdrawal Date in case of multiple withdrawals) as the starting date, each 12-month period shall constitute a floating period, with repricing occurring once per floating period. The repricing date shall be the first day of the next floating period, which is the corresponding date of the starting date in the repricing month, or the last day of that month if there is no corresponding date.

Interest Period	Refers to the period determined in accordance with Article 5.3 (Interest Period) of this Contract.

Potential Event of Default	Refers to any event or circumstance which, with the expiration of a cure period, the giving of notice, the making of any determination, and/or the occurrence of similar events, would constitute an Event of Default.

People’s Bank of China (PBOC)	Refers to the People’s Bank of China.

RMB	Refers to the lawful currency of the People’s Republic of China.

Finance Document	Include this Contract, any Fee Letter, each Guarantee Contract, each assignment certificate (if any), and other documents designated as Finance Documents by the Agent Bank and the Borrower.

Effective Date	Has the meaning ascribed to it in Article 27 (Effectiveness) of this Contract.

Taxes and Fees	Refers to any taxes, fees, duties, withholding taxes, or other levies of a similar nature imposed by any tax, fiscal, or other administrative authority in any jurisdiction, together with any penalties and interest payable for late payment of the foregoing.

Availability Period	Refers to the period commencing on the first Withdrawal Date and ending on [March 31], [2026] (inclusive).

Withdrawal Date	Refers to each date on which Loan Funds are withdrawn as specified in Article 4.1 (Withdrawal) of this Contract. If the actual Withdrawal Date differs from the date specified in the Withdrawal Notice for the withdrawal of such Loan Funds, it shall be the date on which such Loan Funds are credited to the Loan Fund Account.

Event of Default	Refers to any event or circumstance listed in Article 15.1 (Event of Default) of this Contract.

Document Confirmation Letter	Refers to a Document Confirmation Letter substantially executed and submitted by the Borrower in the form and substance as required by Attachment II (Form of Document Confirmation Letter) of this Contract.

Project	Refers to the [600,000-ton Polyethylene Project of Henan Net Plastic New Material Technology Co., Ltd.].

Information Memorandum	Refers to an Information Memorandum prepared by the Lead Arranger on behalf of the Borrower on MMDDYYYY, concerning [ ].

Permitted Liabilities	Refers to any of the following Liabilities of the Borrower:

1. Any Liabilities under each Finance Document;

2. [/]; and/or

3. Any Liabilities agreed to by the Agent Bank (in accordance with the decision of the Majority Lenders).

Permitted Investments	Refers to any of the following investments of the Borrower:

1. [/]；

2. [/]; and/or

3. Any investments agreed to by the Agent Bank (in accordance with the decision of the Majority Lenders).

Business Day	Refers to a day on which each Syndicate Member Bank is open for general corporate business (excluding Saturdays and Sundays (other than those Saturdays and Sundays on which work is required due to adjustments in accordance with national regulations) and other statutory holidays).

Syndicate Member Banks	Refers to the Lead Arranger, each Lender, and/or the Agent Bank.

Syndicate Member Banks’ Accounts	Refers to the accounts of each Syndicate Member Bank listed in Attachment IV (Accounts of All Parties) of this Contract.

Pledge Contracts	Refers to the Pledge Contracts numbered 2025PYHYT001ZZ001, 2025PYHYT001ZZ002, 2025PYHYT001ZZ003, 2025PYHYT001ZZ004, 2025PYHYT001ZZ005, and 2025PYHYT001ZZ006, executed by the Mortgagor, the Agent Bank, and the Initial Lenders on MMDDYYYY.

Material Adverse Effect	Refers to a material change in the legal status, asset position, financial condition, or operational status of the Borrower or any Guarantor, which, in the reasonable judgment of the Majority Lenders, has had or will have a Material Adverse Effect on the ability of the Borrower or such Guarantor to fully perform its obligations under any Finance Document.

China	Refers to the People’s Republic of China, and for the purposes of this Contract only, does not include the Hong Kong Special Administrative Region, the Macao Special Administrative Region, and Taiwan.

Certified Public Accountant	Refers to [/] or other reputable Certified Public Accountants who are qualified to practice in China.

Assignment Certificate	Refers to an assignment document substantially executed and submitted by the Assigning Bank, the Assignee Bank, and the Agent Bank in the form and substance as required by Attachment III (Form of Assignment Certificate) of this Contract.

Total Commitments	Refers to the sum of the Commitments of each Lender.

Total Facility Amount	Refers to the sum of the Total Commitments and the Loan Balance.

1.2	Rules of Interpretation

In this Contract:

1.	The table of contents and headings are included solely for the convenience of reading and may be disregarded when interpreting the terms of this Contract.

2.	“Assets” shall be construed to include all present and future, tangible or intangible, assets, properties, revenues, earnings, accounts receivable, and other rights and interests of every kind.

3.	“Person” shall be construed to include any natural person, company, partnership, enterprise, or any other legal or non-legal organization or legal entity.

4.	The “continuance” of an Event of Default means that such Event of Default has occurred and has neither been eliminated nor fully remedied or waived in accordance with the terms of this Contract.

5.	A “month” refers to a period commencing on the first day of a calendar month and ending on the corresponding day of the following calendar month; however, if there is no such corresponding day in the following calendar month, the period shall end on the last day of the following calendar month.

6.	The “cessation of business”, “dissolution”, “liquidation”, “bankruptcy”, “reorganization”, “composition”, or “rectification” of any person shall be construed to include any identical or similar legal proceedings conducted in accordance with the laws of the place of its incorporation or the place where it conducts business. “Entering into” such legal proceedings includes the initiation of such proceedings by its own resolution or the application of any other person to commence such proceedings.

7.	Any reference to a party to this Contract or any other person includes its legal successors and assigns.

8.	This Contract, any other agreement, or document shall be construed to include itself and any amendments, modifications, replacements, or supplements made thereto in accordance with its terms.

II.	Loan Facility

All Lenders agree to provide the Borrower with a medium- to long-term loan facility in an aggregate principal amount not exceeding RMB [260,000,000.00] (in words: RMB Two Hundred and Sixty Million Yuan Only) in accordance with the provisions of this Contract.

Wherein, the Initial Commitments of each Initial Lender are set forth in Attachment I (Initial Commitments of Lenders) to this Contract.

III.	Purpose of Loan

3.1	The Borrower shall use each withdrawn Loan Fund for the [construction of the 600,000-ton Polyethylene Project of Henan Net Plastic New Material Technology Co., Ltd.], provided that the use of the Loan Fund shall comply with relevant national laws, regulations, policies, and the Lender’s relevant systems. The Borrower shall not use the Loan Funds for on-lending or purchasing other financial products for arbitrage purposes.

3.2	The Borrower shall actually use each withdrawn Loan Fund in accordance with the purpose specified in this Contract. Without the prior written consent of the Agent Bank (in accordance with the decision of the Majority Lenders), the Borrower shall not change the purpose of the loan.

3.3	Notwithstanding the provisions of Paragraph 5 of Article 4.3 and Paragraph 12 of Article 14.1 (Positive Obligations) of this Contract, each Syndicate Member Bank shall not be liable to the Borrower for how the Borrower actually uses each withdrawn Loan Fund.

IV.	Withdrawal

4.1	Withdrawal

1.	Subject to Articles 4.2 and 4.3 below, the Borrower shall withdraw the Loan Funds in accordance with the following schedule:

The withdrawal period under this Contract is one year from the first Withdrawal Date.

2.	Upon the Borrower’s written application and the consent of the Agent Bank (in accordance with the decision of all Lenders), the withdrawal schedule may be changed.

4.2	Conditions Precedent to the First Withdrawal

1.	Prior to [7 days] before the first Withdrawal Date mentioned above, the Borrower shall have provided the Agent Bank with the following documents and executed a Document Confirmation Letter fully completed in the form and substance as required by Attachment II (Form of Document Confirmation Letter) of this Contract. The Agent Bank shall have confirmed to the Borrower and each Lender that it has received the following documents and that the form and substance of such documents are acceptable to the Majority Lenders. Upon receipt of such documents, the Agent Bank shall promptly notify the Borrower and each Lender. If this condition is not met, the Borrower shall not be entitled to make any withdrawal.

(1)	The originals of each Finance Document that has been duly executed and come into effect.

(2)	A Document Confirmation Letter signed by the legal representative or authorized signatory of the Borrower, together with the originals or copies (with the official seals of the Borrower or the relevant Guarantor affixed if copies are provided) of the following documents:

1)	The latest business licenses of the Borrower and each Guarantor issued by the Administration for Industry and Commerce, bearing the unified social credit identifier.

2)	The shareholder agreements or joint venture contracts (including all previous supplements and amendments) of the Borrower and each Guarantor. (If any)

3)	The latest articles of association of the Borrower and each Guarantor (including all previous supplements and amendments).

4)	The current list of [board members] of the [board of directors]/[other internal competent authority] of the Borrower and each Guarantor, along with specimen signatures of each [board member] and the financial officer.

5)	The identity certificates of the legal representatives of the Borrower and each Guarantor.

6)	A capital verification report issued by a Certified Public Accountant confirming that the registered capital of the Borrower has been paid up in accordance with its articles of association.

7)	Resolutions passed by the [board of shareholders]/[board of directors]/[other internal competent authority] of the Borrower, including the following contents:

(a)	Approving the terms of the Finance Documents to which it is a party and consenting to the Borrower’s execution and performance of such Finance Documents;

(b)	Authorizing relevant personnel to sign the Finance Documents to which it is a party on behalf of the Borrower; and

(c)	Authorizing relevant personnel to sign all documents and notices under the Finance Documents to which it is a party on behalf of the Borrower

.

8)	Resolutions passed by the [board of shareholders]/[board of directors]/[other internal competent authority] of each Guarantor, including the following contents:

(a)	Approving the terms of the Guarantee Contract to which it is a party and consenting to the Guarantor’s execution and performance of such Guarantee Contract;

(b)	Authorizing relevant personnel to sign the Guarantee Contract to which it is a party on behalf of the Guarantor; and

(c)	Authorizing relevant personnel to sign all documents and notices under the Guarantee Contract to which it is a party on behalf of the Guarantor.

9)	Identity documents and specimen signatures of the legal representatives or authorized signatories of the Borrower and each Guarantor.

10)	The most recent annual reports or audited financial statements of the Borrower and each Guarantor.

11)	Documentation confirming the actual progress of the Project, as confirmed in writing by the Agent Bank (in accordance with the instructions of all Lenders).

12)	Approval documents or consents from governmental authorities or other competent authorities required for the Finance Documents and the transactions contemplated thereunder.

13)	The project capital shall be no less than RMB 550 million. The project capital and the syndicated Loan Funds shall be in place and utilized in the same proportion, with the project capital being in place and utilized first. Any other funding gaps shall be covered by shareholders’ capital contributions or self-raised funds by the Borrower.

14)	Written undertakings issued by the Borrower and its shareholders stating that, prior to the full repayment of the principal and interest of the syndicated loan, they shall not withdraw the capital and self-raised funds already injected in the project, and shall not distribute dividends from the profits realized from the project prior to the full repayment of the principal and interest of the syndicated loan.

(3)	The originals of the registration certificates evidencing the completion of security registration under each Guarantee Contract.

(4)	Documentation confirming that all fees and expenses payable by the Borrower as agreed in Article 17 (Fees and Compensation) of this Contract have been fully paid.

2.	The Agent Bank shall, within [3] Business Days after receiving the documents listed in Paragraph 1 of this Article, transmit copies of such documents to each Lender (the Agent Bank shall conduct a formal review of the precondition documents submitted by the Borrower to determine, on a clause-by-clause basis, whether they meet the requirements set forth in Paragraph 1 above). Each Lender shall, within [2] Business Days after receiving such documents, notify the Agent Bank whether it accepts such documents.

3.	Upon satisfaction of the conditions precedent to the first withdrawal as agreed in this Article, the Agent Bank shall immediately notify the Borrower that it may issue the First Withdrawal Notice.

4.	The Agent Bank shall, within [3] Business Days after receiving each Withdrawal Notice, forward a copy of such notice to each Lender, and simultaneously inform each Lender of its Commitment Ratio and amount in respect of such Loan Fund.

5.	The Agent Bank shall properly keep the originals of all Finance Documents and withdrawal-related materials.

4.3	Conditions Precedent to Each Withdrawal

Upon satisfaction of the following conditions, each Lender shall, in accordance with its Commitment Ratio, disburse each Loan Fund through the Agent Bank as stipulated in Article 8.1 (Disbursement of Loan Funds) of this Contract:

1.	On the scheduled Withdrawal Date for such Loan Fund, all statements of facts made by the Borrower in Article 13 (Factual Representation) of this Contract are true and accurate with respect to the facts and circumstances existing at that time.

2.	No Event of Default or Potential Event of Default has occurred or is continuing, and the disbursement of such Loan Fund will not result in any Event of Default or Potential Event of Default.

3.	The circumstances specified in Paragraph 2 of Article 5.2 and Paragraph 4 of Article 8.2 of this Contract have not arisen.

4.	The project capital and Loan Funds are in place and utilized in the same proportion, with the project capital being in place and utilized first, and the actual progress of the Project matches the amount already invested.

5.	The Agent Bank has received the documentation and evidence proving the use of Loan Funds required for various transactions related to the Project, including goods, services, and funds.

6.	The circumstances specified in Paragraph 2 of Article 7.4 of this Contract have not arisen.

V. Interest

The Lender shall explicitly inform the Borrower of the annualized interest rate of the loan under this Contract through the Notice Letter on Annualized Loan Interest Rate attached to this Contract. If the annualized interest rate of the loan under this Contract is calculated solely based on the loan interest rate explicitly stated in Article 5.1 of this Article, the aforementioned Notice Letter on Annualized Loan Interest Rate shall not apply.

5.1	Loan Interest Rate (Annualized Interest Rate, Simple Interest)

1.	Floating interest rate, with the actual Withdrawal Date (or the first actual Withdrawal Date in case of multiple withdrawals) as the starting date. Each floating period shall be 12 months, and the interest rate shall be repriced once every floating period. The repricing date shall be the first day of the next floating period, which is the corresponding date of the starting date in the repricing month, or the last day of that month if there is no corresponding date. For each withdrawal, the floating interest rate for loans in RMB shall be as follows:

A. For the initial period (from the actual Withdrawal Date to the expiry date of this floating period), the interest rate shall be the most recently published Loan Prime Rate (LPR) for loans with a term of over 5 years by the National Interbank Funding Center as of one working day prior to the actual Withdrawal Date, plus 150 basis points.

B. On the repricing date, along with other withdrawals, the interest rate shall be repriced based on the most recently published LPR for loans with a term of over 5 years by the National Interbank Funding Center as of one working day prior to the repricing date, plus 150 basis points, which shall serve as the applicable interest rate for this floating period.

In the event that the LPR published by the National Interbank Funding Center is no longer available, making it impossible to determine the corresponding interest rate for the Loan Funds on the interest rate determination date, the Borrower and the Agent Bank (in accordance with the decision of all Lenders) shall have the right to renegotiate the interest rate for the Loan Funds and execute a supplementary contract.

1 basis point = 0.01%

5.2	Default Interest Rate

1.	If the Borrower fails to pay any amount due under this Contract, such amount shall accrue interest at [the prevailing loan interest rate × 50%] (“Overdue Default Interest Rate”) from the normal maturity date of such amount until the date it is fully paid.

2.	If the Borrower misappropriates any Loan Funds, such Loan Funds shall accrue interest at [the prevailing loan interest rate × 100%] (“Misappropriation Default Interest Rate”) from the date of misappropriation until the date the misappropriation ceases.

3.	In the event that the same Loan Funds are both overdue and misappropriated, the higher of the two Default Interest Rates shall apply.

4.	For interest accrued at the Overdue Default Interest Rate or the Misappropriation Default Interest Rate (“Default Interest”), the provisions of Article 5.3 regarding Interest Periods shall similarly apply. That is, the first Interest Period for Default Interest shall commence on the date when any amount under this Contract becomes payable but remains unpaid, and shall end on the immediately following Interest Settlement Date (excluding that date). If the Borrower fails to pay Default Interest on the Repayment Date, during the next Interest Period, the Lender shall charge Compound Interest on the Default Interest, using the Default Interest as the principal, at either the Overdue Default Interest Rate or the Misappropriation Default Interest Rate.

5.	The Lender’s right to collect Default Interest shall not prejudice any other rights or remedies available to the Lender under any Finance Document or applicable law.

5.3	Interest Period

1.	Prior to the full repayment of the Loan Funds, interest shall be accrued and payable over successive periods (“Interest Period”). Unless otherwise specified in this Contract, each Interest Period shall be [3] months.

2.	Under this Contract:

(1)	The first Interest Period for each Loan Fund shall commence on (inclusive) the Withdrawal Date of such loan fund and end on (exclusive) the immediately following Interest Settlement Date.

(2)	Loan Fund withdrawn after the initial withdrawal shall be consolidated with the existing Loan Fund at the end of their respective first Interest Periods.

(3)	Interest Periods subsequent to the first Interest Period for each withdrawn Loan Fund shall commence on (inclusive) the immediately preceding Interest Settlement Date and end on (exclusive) the next following Interest Settlement Date.

(4)	The final Interest Period for the Loan Funds shall end on (exclusive) the final Repayment Date.

3.	If an Interest Payment Date would otherwise fall on a day that is not a Business Day, such date shall be postponed to the next following Business Day in that calendar month (if any) or brought forward to the immediately preceding Business Day (if there are no subsequent Business Days in that calendar month)/brought forward to the immediately preceding Business Day before the non-Business Day

.

5.4	Calculation of Interest

1.	Interest and/or default interest on any Loan Fund under this Contract shall be calculated on a daily basis based on the actual number of days the loan fund is outstanding and the applicable daily interest rate/default interest rate; the daily interest rate/default interest rate = the corresponding annual interest rate/360.

2.	The Agent Bank shall determine the applicable Loan Interest Rate on each Interest Rate Determination Date in accordance with the provisions of this Contract and immediately notify the Borrower and each Lender thereafter.

5.5	Payment of Interest

1.	The Borrower shall pay the interest accrued in accordance with the provisions of this Contract on each Interest Payment Date.

2.	The Agent Bank shall notify the Borrower, prior to each Interest Payment Date, of the amount of interest and/or default interest payable on such date.

VI.	Repayment

6.1	Loan Term

1.	The loan term under this Contract shall commence on (inclusive) the Withdrawal Date of the initial Loan Fund and end on (inclusive) [the Repayment Date of the principal for the final loan fund as agreed in this Contract], with a total duration of [57 months] (“Loan Term”). The Borrower shall repay all outstanding debts under this Contract in accordance with the terms of this Contract before the end of the Loan Term.

2.	Any extension of the Loan Term shall require the consent of all Lenders.

6.2	Repayment

The Borrower shall make repayments on each Repayment Date in accordance with the following repayment schedule.

Unit: RMB 10,000

	Bank of China	SPD Bank	Agricultural Bank of China	Bank of Zhengzhou
Repayment Date	Repayment amount	Repayment amount	Repayment amount	Repayment amount
2026.9.30	400	400	250	250
2026.12.31	1200	1200	750	750
2027.6.30	400	400	250	250
2027.12.31	1200	1200	750	750
2028.6.30	600	600	375	375
2028.12.31	1800	1800	1125	1125
2029.6.30	600	600	375	375
2029.12.31	1800	1800	1125	1125
Total	8000	8000	5000	5000

The loan repayment period shall commence in 2026, with at least two repayments required annually during this period. If the full amount is not ultimately withdrawn, the repayment schedule shall be adjusted proportionately. For withdrawals made in installments, the proportion of each repayment shall not be less than the proportion of the loan fund disbursed to the total project loan. Starting from the second withdrawal, the maturity date of the subsequent loan shall not be later than that of the first withdrawal. The aforementioned repayment schedule represents the minimum requirement. Depending on the enterprise’s fund returning situation, the enterprise may be required to repay the loan ahead of schedule, without being constrained by the repayment schedule.

6.3	Repayment Reserve Account

The Borrower shall open a repayment reserve account with the Agent Bank. All revenues generated under the Project shall first be deposited into this account before being utilized by the Borrower. The balance in this account shall not be less than the amount due for repayment starting from [3] days prior to the first Repayment Date.

In the event that the Borrower fails to fully and timely repay any amount due under this Contract, the Agent Bank shall have the right to directly deduct the relevant amount from the repayment reserve account for settlement.

VII.	Prepayment and Cancellation

7.1	Voluntary Prepayment

1.	When the Borrower intends to prepay all or part of the Outstanding Loan Balance, it shall submit a prepayment notice (“Prepayment Notice”) to the Agent Bank at least [3] Business Days prior to the proposed Prepayment Date and obtain written consent from the Agent Bank (in accordance with the decision of the Majority Lenders).

2.	The Prepayment Notice shall specify the amount and date of the proposed prepayment.

3.	For partial prepayment of the Loan Balance, the prepaid amount shall be at least RMB [10,000,000.00] (in words: RMB [Ten Million] Yuan) and shall be an integral multiple of RMB [10,000,000.00] (in words: RMB [Ten Million] Yuan) or such other amount as agreed by the Agent Bank (in accordance with the decision of the Majority Lenders).

4.	The Prepayment Date shall be an Interest Payment Date.

5.	All interest and/or default interest accrued on the prepaid principal up to the Prepayment Date shall be settled together with the prepaid principal.

6.	The prepaid amount shall be applied to offset the principal of the outstanding Loan Balances in the order of their maturity dates as listed in Article 6 (Repayment) of this Contract, with the earliest maturing loan being repaid first.

7.	Any amount prepaid shall not be re-withdrawn.

8.	The Borrower shall not have the right to revoke any Prepayment Notice it has issued; the Borrower shall make the prepayment on the Prepayment Date specified in the Prepayment Notice.

9.	Upon prepayment, the Borrower shall pay a liquidated damage to each Lender through the Agent Bank, calculated as follows: [/].

7.2	Voluntary Cancellation

1.	When the Borrower intends to cancel all or part of the Total Commitments, it shall submit a cancellation notice (“Cancellation Notice”) to the Agent Bank at least [•] Business Days prior to the proposed cancellation date and obtain written consent from the Agent Bank (in accordance with the decision of the Majority Lenders).

2.	The Cancellation Notice shall specify the amount and date of the proposed cancellation.

3.	For partial cancellation of the Total Commitments, the canceled amount shall be at least RMB [10,000,000.00] (in words: RMB [Ten Million] Yuan) and shall be an integral multiple of RMB [5,000,000.00] (in words: RMB [Five Million] Yuan).

4.	The cancellation shall take effect on the cancellation date specified in the Cancellation Notice, which shall be a Business Day within the Availability Period.

5.	Upon cancellation of the Total Commitments, the Commitments of each Lender shall be reduced proportionately with effect from the date of cancellation.

6.	The Borrower shall pay in full all Commitment Fees due and payable on the cancellation date in accordance with Paragraph 2 of Article 17.1 (Syndication Fees) of this Contract.

7.	Any canceled portion of the Total Commitments shall not be reinstated.

8.	The Borrower shall not have the right to revoke any Cancellation Notice it has issued.

7.3	Automatic Cancellation

Unless otherwise agreed by the Parties to this Contract, upon the expiration of the Availability Period, the entire portion of the Total Commitments that has not been withdrawn at that time shall be automatically canceled, and the Commitments of each Lender shall be canceled simultaneously. Any such canceled portion of the Total Commitments and the Commitments shall not be reinstated.

7.4	Mandatory Cancellation

1.	The Commitment of any Lender affected by Changes in Law shall be canceled in accordance with the provisions of Article 11 (Changes in Law) of this Contract.

2.	If there is a change in control of the Borrower:

(1)	The Borrower shall notify the Agent Bank as soon as it becomes aware of such matter;

(2)	No Lender shall be obliged to provide Loan Funds for any withdrawal; and

(3)	The Agent Bank (in accordance with the decision of all Lenders) shall, after giving at least 10 Business Days’ prior notice to the Borrower, require the Borrower to prepay the loans and cancel the Total Commitments, and all loans under the Finance Documents shall become due and payable on the date specified in the notice.

The aforementioned “change in control” refers to [the situation where the shareholding ratio of the Borrower’s current controlling shareholder falls below 51% or the shareholder no longer holds a controlling interest].

VIII.	Payment Provisions

8.1	Disbursement of Loan Funds

When participating in the disbursement of each Loan Fund in accordance with the provisions of this Contract, each Lender shall pay its share of such loan fund to the Payment by the Agent Bank Account by [16:00 PM] (Beijing Time) on the scheduled Withdrawal Date for such loan fund.

In the event that any Lender fails to disburse its share of the Loan Fund to be withdrawn, the Borrower shall still withdraw the Loan Funds disbursed by the other Lenders in accordance with the Withdrawal Notice.

Each Lender shall disburse its share of the Loan Fund to be withdrawn based on the Commitment Ratio. For the purpose of facilitating the performance of this Contract, the Lenders under this Contract may, through mutual consultation and agreement, make alternative arrangements regarding the allocation of the disbursement proportions of the Loan Funds among the Lenders. However, such arrangements shall not affect the total amount of Loan Funds to be disbursed by each Lender to the Borrower under this Contract.

8.2	Payment of Loan Funds

1.	Payment shall be made through the Lender-entrusted payment method under the following circumstances: The Lender-entrusted payment method refers to the process whereby the Agent Bank, upon receiving the Payment by the Borrower instructions, disburses the relevant Loan Funds to the loan account on the Withdrawal Date and promptly transfers such Loan Funds to the Borrower’s Counterparty Account.

The amount of a single payment exceeds RMB 10,000,000 (in words: RMB Ten Million Yuan);

When the Lender-entrusted payment method is adopted, the Borrower shall submit to the Agent Bank, prior to the disbursement of the relevant Loan Funds, documentary evidence of the intended use of such Loan Funds. The Agent Bank shall disburse the Loan Funds after reviewing and approving (at its sole discretion) such evidence. No Syndicate Member Bank shall be responsible for the authenticity or legality of the transactions corresponding to the entrusted payments.

2.	Except for the circumstances specified in Paragraph 1 above, payment may be made through the Borrower’s autonomous payment method, provided that the Borrower has submitted a fund utilization plan in advance. The Borrower’s autonomous payment method refers to the process whereby the Agent Bank disburses the Loan Funds to the loan account, and the Borrower independently makes external payments therefrom. The recipients of such autonomous payments shall be the Borrower’s counterparties as agreed in this Contract. The Borrower shall provide the Agent Bank with a consolidated report on the payment status of such Loan Funds by the 15th day of each month.

3.	In cases where the Borrower’s autonomous payment method is adopted, after the Effective Date, the Agent Bank (in accordance with the decision of the Majority Lenders) shall have the right to change the payment method of the Loan Funds to the Lender-entrusted payment method if any of the following circumstances occur:

(1)	The Borrower’s credit status deteriorates;

(2)	The progress of the Project lags behind the fund utilization progress;

(3)	The Borrower fails to pay the Loan Funds in accordance with the provisions of this Contract.

4.	After the Effective Date, the Agent Bank (in accordance with the decision of the Majority Lenders) shall have the right to suspend the disbursement and payment of the relevant Loan Funds if any of the following circumstances occur:

(1)	The Borrower violates the provisions of this Contract by evading the Lender-entrusted payment method through fragmentation of payments;

(2)	The progress of the Project lags behind the fund utilization progress;

(3)	[The Borrower or the Guarantor commits a breach under this Contract or the Guarantee Contract, or any other event occurs that may affect the Borrower’s repayment ability or the Guarantor’s guarantee capacity];

(4)	Any other circumstances occur that, in the Lender’s opinion, may impair the safety of the Loan Funds.

8.3	Payment by the Borrower

The Borrower shall pay all amounts due under this Contract to the Payment by the Agent Bank Account by [16:00] (Beijing Time) on the due date of such amounts.

8.4	Payment by the Agent Bank

1.	The Agent Bank shall, by [16:00] (Beijing Time) on each Withdrawal Date, pay the relevant Loan Funds actually received by it in accordance with Article 8.1 (Disbursement of Loan Funds) of this Contract to the loan account and make payments in accordance with the relevant provisions of Article 8.2 (Payment of Loan Funds) of this Contract. The Agent Bank shall be obliged to notify each Lender of the payment status of such Loan Funds.

2.	The Agent Bank shall, by [16:00] (Beijing Time) on the date of receipt, pay each amount actually received by it in accordance with Article 8.3 (Payment by the Borrower) of this Contract to the accounts of each Syndicate Member Bank in the order and proportion agreed in Article 8.5 (Payment Order) of this Contract.

3.	In cases where the Lender-entrusted payment method is adopted, if the Agent Bank fails to timely fulfill its entrusted payment obligations due to the inaccuracy, incompleteness, or falsity of the entrusted payment information and relevant transaction materials provided by the Borrower, the Agent Bank shall not bear any responsibility, and the Borrower’s repayment obligations under this Contract shall remain unaffected.

4.	If a refund occurs from the opening bank of the Borrower’s Counterparty Account, resulting in the Agent Bank’s inability to timely pay the Loan Funds to the Borrower’s counterparty, the Agent Bank shall not bear any responsibility, and the Borrower’s repayment obligations under this Contract shall remain unaffected. The Borrower hereby authorizes the Agent Bank to freeze any amounts refunded by the opening bank of the Borrower’s Counterparty Account. In such circumstances, the Borrower shall resubmit the payment instructions and proof of purpose materials, and upon the Agent Bank’s review and approval (at its sole discretion), the Loan Funds shall be paid from the loan account to the Borrower’s Counterparty Account.

8.5	Payment Order

Unless otherwise required by laws and regulations, the Agent Bank shall allocate each amount received by it under Article 8.3 (Payment by the Borrower) of this Contract in the following order:

1.	Payment of any agency fees due and payable under Article 17.1 (Syndication Fees) of this Contract, as well as reimbursement of reasonable costs and expenses incurred by the Agent Bank in the execution of the Finance Documents;

2.	Payment of any arrangement fees due and payable under Article 17.1 (Syndication Fees) of this Contract;

3.	Payment, based on the Commitment Ratio of each Lender, of any Commitment Fees due and payable under Article 17.1 (Syndication Fees) of this Contract;

4.	Payment, in proportion to the actual Loan Funds disbursed by each Lender to the Borrower, of any interest (including but not limited to any Compound Interest and default interest) due and payable under this Contract;

5.	Payment, in proportion to the actual Loan Funds disbursed by each Lender to the Borrower, of any principal due and payable under this Contract; and

6.	Payment of any other amounts due and payable under this Contract.

8.6	Advances

1.	The Agent Bank may (but shall not be obliged to) advance any amount on behalf of any party to this Contract.

2.	If, in accordance with the provisions of this Contract, any amount is payable to any party to this Contract through the Agent Bank, but the Agent Bank does not actually receive such amount on the date of making such payment, the party that has received such amount from the Agent Bank shall, upon the Agent Bank’s demand, immediately refund such amount to the Agent Bank, together with interest at the rate of [0.05%] per day from the date of payment by the Agent Bank (inclusive) to the date of refund (inclusive).

8.7	Currency of Payment

Unless otherwise agreed by the Parties, any amount under this Contract shall be paid in RMB.

8.8	Set-off

The Borrower shall not exercise any right of set-off when making any payment under this Contract.

8.9	Non-Business Day

If the due date for payment of any amount does not fall on a Business Day, the payment date for such amount shall be postponed to the next Business Day (if any) in the same calendar month following such non-Business Day or advanced to the immediately preceding Business Day (if there are no subsequent Business Days in that calendar month)/advanced to the immediately preceding Business Day.

8.10	Apportionment

1.	Except as otherwise agreed in Paragraph 4 of this article, if any Syndicate Member Bank (the “Receiving Bank”) receives any amount due and payable under this Contract from the Borrower in any manner other than in accordance with Article 8.3 (Payment by the Borrower) of this Contract, the Receiving Bank shall, on the date of receiving such amount (the “Apportioned Amount”), notify the Agent Bank and promptly remit the Apportioned Amount to the Agent Bank.

2.	Where the Receiving Bank remits the Apportioned Amount to the Agent Bank in accordance with Paragraph 1 above, it shall be deemed that the Borrower has not made such payment to the Receiving Bank.

3.	The Agent Bank shall treat the Apportioned Amount received by it in accordance with Paragraph 1 above as having been paid by the Borrower and shall remit such Apportioned Amount to the accounts of each Syndicate Member Bank in accordance with Paragraph 2 of Article 8.4 (Payment by the Agent Bank) of this Contract.

4.	Paragraphs 1 to 3 above shall not apply to any of the following amounts:

(1)	Any amount received by a Lender pursuant to an assignment or indirect sub-participation under Article 18 (Assignment) of this Contract; or

(2)	Any amount received by a Syndicate Member Bank in connection with litigation or arbitration initiated by it against the Borrower in respect of any dispute under this Contract, provided that (i) it has given prior notice to the other Syndicate Member Banks, and (ii) the other Syndicate Member Banks have not joined such litigation or arbitration or have expressly declined to do so within [3] Business Days after receiving such notice.

IX.	Taxes and Fees

9.1	Taxes and Fees

Unless otherwise expressly required by laws and regulations, if a Syndicate Member Bank and the Borrower are not in the same country (or region), any amount paid or payable by the Borrower to any Syndicate Member Bank (whether as the actual recipient or as a payer who transfers fund) in accordance with the provisions of this Contract shall be the net amount to which such Syndicate Member Bank is entitled, plus any taxes and duties payable by such Syndicate Member Bank in the country (or region) where the Borrower is located. If a Syndicate Member Bank and the Borrower are in the same country (or region), each of them shall pay its own taxes and duties as required.

9.2	Stamp Duty

The Borrower and each Syndicate Member Bank shall each bear its own stamp duty in connection with the Finance Documents in accordance with the provisions of laws and regulations.

X.	Increase in Costs

10.1	Notice of Increase in Costs

After the Effective Date, if the promulgation, implementation, or change of any applicable laws, regulations, or their interpretations, and/or the need to comply with the requirements of the central bank, fiscal, tax, financial regulatory, or other administrative authorities having jurisdiction over it, result or will result in any Lender (the “Affected Lender”) incurring any of the following costs (the “Increased Costs”):

1.	Increased or additional costs incurred in connection with the execution or performance of the Finance Documents;

2.	A reduction in any amount received or receivable under the Finance Documents; and/or

3.	Increased or additional costs incurred in connection with participating in the disbursement of any Loan Funds, maintaining or raising its Commitment, or holding its share in any Loan Balance,

then, upon becoming aware of such circumstances, the Affected Lender shall promptly notify (the “Notice of Increase in Costs”) the Agent Bank, providing detailed reasons and calculation bases for the Increased Costs. Upon receiving any Notice of Increase in Costs, the Agent Bank shall promptly notify the Borrower.

10.2	Compensation

Within [3] Business Days after the Borrower receives the Notice of Increase in Costs, the Borrower shall pay through the Agent Bank to the Affected Lender an amount equal to the Increased Costs. However, the Borrower shall not be required to compensate for the following Increased Costs:

1.	Increased Costs that have already been compensated by the Borrower under other provisions of the Finance Documents;

2.	Increased Costs arising from changes in the tax rates or calculation bases for Taxes imposed on the gross operating income or total profits of any Lender or any of its branches;

3.	Increased Costs resulting from any Lender’s failure to comply with any applicable laws, regulations, or requirements of the central bank, fiscal, tax, financial regulatory, or other administrative authorities having jurisdiction over it;

4.	Increased Costs resulting from a downgrade in any Lender’s own credit rating; and/or

5.	Increased Costs resulting from any transaction of any Lender that is not under the Finance Documents.

XI.	Changes in Law

11.1	Notice of Changes in Law

After the Effective Date, if the promulgation, implementation, or change of any applicable laws, regulations, or their interpretations, and/or the need to comply with the requirements of the central bank, fiscal, financial regulatory authority, or other administrative authorities having jurisdiction over it, result or will result in it being unlawful or in breach of regulatory requirements for any Lender (the “Affected Lender by Changes in Law”) to continue performing the Finance Documents, participating in the disbursement of any Loan Funds, maintaining or raising its Commitment, or holding its share in any Loan Balance, then the Affected Lender by Changes in Law shall promptly notify (the “Notice of Changes in Law”) the Agent Bank upon becoming aware of such circumstances, providing detailed reasons and bases for the illegality or breach of regulatory requirements. Upon receiving any Notice of Changes in Law, the Agent Bank shall promptly notify the Borrower.

11.2	Cancellation and Prepayment

1.	Upon receipt of the Notice of Changes in Law by the Borrower, the Commitment of the Affected Lender by Changes in Law shall be immediately and automatically canceled in full.

2.	The Borrower shall, within [5] Business Days after receiving a request from the Affected Lender by Changes in Law, prepay to the Affected Lender by Changes in Law its share in any outstanding Loan Balance together with any accrued interest.

3.	In the event of cancellation of Commitment and prepayment in accordance with this article, the Affected Lender by Changes in Law shall not be obliged to pay any penalties or fees to the Borrower.

XII.	Mitigation of Loss

12.1	Mitigation of Loss

In any of the following circumstances, the affected Syndicate Member Bank shall negotiate in good faith with the Borrower and the other Syndicate Member Banks and shall make reasonable efforts to mitigate the impact of such circumstances. However, the Borrower’s obligations under the Finance Documents shall not be waived or reduced by the provisions of this article:

1.	The Borrower shall compensate any Lender for any Increased Costs in accordance with Article 10 (Increase in Costs) of this Contract;

2.	The Borrower shall prepay any Lender in accordance with Article 11 (Changes in Law) of this Contract; and/or

3.	Any Commitment shall be canceled in accordance with Article 11 (Changes in Law) of this Contract.

The measures that any Syndicate Member Bank shall take under this article include, but are not limited to:

(a)	Changing the Operating Bank;

(b)	Transferring its Commitment or its share in the relevant Loan Balance to any other person not affected by the circumstances listed in this article;

(c)	Applying for any exemptions, reductions, refunds, or concessions.

12.2	Limitation of Obligations

1.	If an Event of Default or a Potential Event of Default has occurred, or if any Syndicate Member Bank, in its reasonable judgment, believes that taking any measures in accordance with Article 12.1 (Mitigation of Loss) of this Contract would adversely affect its business, operations, or financial condition, such Syndicate Member Bank shall not be obliged to take such measures.

2.	The Borrower shall compensate the relevant Syndicate Member Bank for any reasonable costs and expenses incurred by such Syndicate Member Bank as a result of taking any measures in accordance with Article 12.1 (Mitigation of Loss) of this Contract.

XIII.	Factual Representation

On the Effective Date, each Withdrawal Date, and each Interest Payment Date, based on the facts and circumstances prevailing at such times, the Borrower makes the following statements to each Syndicate Member Bank:

1.	Legal Status

The Borrower and each Guarantor are corporate entities duly incorporated and validly existing under the laws and regulations of their respective places of registration.

2.	Contractual Capacity

The Borrower and each Guarantor possess the necessary civil capacity and legal capacity to own their assets, conduct their businesses, execute, and perform the Finance Documents to which they are parties.

3.	Corporate Authorization

All internal corporate authorizations required for the Borrower and each Guarantor to execute and perform the Finance Documents to which they are parties have been obtained and are in full force and effect. The Finance Documents have been validly executed by their legal representatives or authorized signatories.

4.	Permits

The Borrower and each Guarantor have obtained all necessary approvals, licenses, consents, registrations, and filings required to lawfully own their assets, conduct their businesses, execute, and perform the Finance Documents to which they are parties, and such approvals, licenses, consents, registrations, and filings are in full force and effect.

5.	Industrial and Commercial Information Reporting

The Borrower and each Guarantor have submitted their annual reports in accordance with the requirements of relevant laws, and neither the Borrower nor any Guarantor has been included in any list of enterprises with abnormal operations or seriously illegal enterprises.

6.	Validity of Clauses

The obligations of the Borrower and each Guarantor under the Finance Documents to which they are parties are legal, valid, and binding upon them.

7.	Breach of Law or Other Documents

The execution and performance by the Borrower and each Guarantor of the Finance Documents to which they are parties do not and will not violate or conflict with any of the following:

(1)	Any contract, agreement, or other document binding upon them or their assets;

(2)	Their shareholders’ agreements, articles of association, and other corporate governance documents; and/or

(3)	Any laws and regulations.

8.	Litigation and Arbitration

No court proceedings, arbitrations, administrative proceedings, enforcement proceedings by judicial or administrative authorities, or other proceedings of a similar nature have been initiated or are pending against the Borrower or any Guarantor that have had or could have any Material Adverse Effect on their performance of the Finance Documents to which they are parties.

9.	Liquidation and Bankruptcy Events

Neither the Borrower nor any Guarantor has initiated, nor has any proceeding been initiated against them, for suspension of business, dissolution, liquidation, bankruptcy, reorganization, composition, rectification, or any similar proceedings.

10.	Event of Default

No Event of Default has occurred or is continuing.

11.	Compliance with Laws

The Borrower and each Guarantor have complied in all respects with all laws and regulations applicable to them and have not violated any laws or regulations pertaining to their business and operations.

12.	Order of Priority of Claims

The claims of each Syndicate Member Bank under the Finance Documents against the Borrower (or, as the case may be, each Guarantor) rank at least pari passu with the claims of all other unsecured and unsubordinated creditors of the Borrower (or, as the case may be, each Guarantor).

13.	Judicial Immunity

In any judicial proceedings, neither the Borrower, nor any Guarantor, nor their respective assets shall enjoy any immunity or privilege from suit, judgment, execution, attachment, or other processes.

14.	Information Disclosure

(1)	As of the date of issuance of the Information Memorandum, the information disclosed therein was true, complete, and accurate in all material respects, and no information that had or could have had any Material Adverse Effect was omitted.

(2)	Since the date of issuance of the Information Memorandum, there has been no occurrence of any event or circumstance that has had or could have had any Material Adverse Effect on the legal status, business, financial condition, or asset position of the Borrower (or the Guarantor, if any).

(3)	The most recent financial statements and reports provided by the Borrower to each Syndicate Member Bank have been prepared in accordance with applicable Accounting Standards and fairly, truly, completely, and accurately reflect the financial condition of the Borrower as of the dates thereof; and such financial statements and reports have not omitted any material Liabilities, material revenues, or material losses of the Borrower.

(4)	All materials provided by the Borrower to each Syndicate Member Bank are true, complete, and valid.

15.	No Material Adverse Effect

No event or circumstance has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

XIV.	Covenants

The Borrower undertakes that, from the Effective Date until the date when all of the Borrower’s obligations under this Contract have been fully performed:

14.1	Positive Obligations

1.	Order of Priority of Claims

The claims of each Syndicate Member Bank under the Finance Documents against the Borrower (or, as the case may be, each Guarantor) rank at least pari passu with the claims of all other unsecured and unsubordinated creditors of the Borrower (or, as the case may be, each Guarantor) now and at future.

2.	Legal Status and Capacity

The Borrower shall (and shall procure each Guarantor to) maintain its corporate legal status, continue to exist, and remain validly incorporated, ensuring that it has the necessary civil capacity and legal capacity to perform the Finance Documents to which it is a party.

3.	Compliance with Laws

The Borrower shall (and shall procure each Guarantor to) ensure compliance in all respects with any laws and regulations pertaining to its business and operations, including but not limited to environmental protection, taxation, energy conservation, and emission reduction laws, regulations, governmental rules, and industry regulatory measures.

4.	Permits

The Borrower shall (and shall procure each Guarantor to) promptly obtain all necessary approvals, licenses, consents, registrations, and filings required for the performance of the Finance Documents to which it is a party, comply with such requirements, and maintain their continuous and full validity.

5.	Industrial and Commercial Information Reporting

The Borrower shall (and shall procure each Guarantor to) promptly submit annual reports to the Administration for Industry and Commerce and ensure that neither the Borrower nor any Guarantor is included in any list of enterprises with abnormal operations or seriously illegal enterprises.

6.	Insurance

The Borrower shall procure insurance for its business and assets from reputable insurance companies, covering risks typically insured by enterprises engaged in the same or similar businesses. The Borrower shall maintain such insurance in continuous and full force and effect and promptly renew it when necessary.

7.	Provision of Information

(1)	The Borrower shall provide the Agent Bank with its monthly financial statements (including schedules) within [10] days after the end of each month.

(2)	The Borrower shall provide the Agent Bank with its quarterly financial statements (including schedules) within [10] days after the end of each quarter.

(3)	The Borrower shall provide the Agent Bank with its semi-annual financial statements (including schedules) within [10] days after the end of each half-Financial Year.

(4)	The Borrower shall provide the Agent Bank with its annual financial statements (including schedules) audited by a Certified Public Accountant for the Financial Year within [120] days after the end of each Financial Year, together with a professional audit opinion issued by the Certified Public Accountant on such statements.

(5)	The Borrower shall (and shall procure each Guarantor to) ensure that its financial statements are prepared in accordance with applicable laws, regulations, and Accounting Standards.

(6)	The Borrower shall provide the Agent Bank with copies of all approvals, licenses, consents, registrations, and filings obtained by it (or, as the case may be, each Guarantor) under Paragraph 4 of Article 14.1 (Positive Obligations) of this Contract within [7] days after the Agent Bank’s request.

(7)	The Borrower shall provide the Agent Bank with copies of all insurance policies or insurance contracts obtained by it in accordance with Article 14.1 (Positive Obligations) Item 6 of this Contract within [7] days after the Agent Bank’s request.

(8)	When providing copies of financial statements or other information under this article, the Borrower shall simultaneously provide a certificate signed by one of its directors or financial officers and stamped with its official seal, stating that such copies are consistent with the originals and that the information disclosed therein is accurate, complete, and up-to-date.

(9)	When providing financial statements under Items (2) and (3) of this article, the Borrower shall simultaneously provide a certificate signed by one of its directors or financial officers and stamped with its official seal, detailing in reasonable detail the basis and results of calculating each financial indicator specified in Paragraph 9 of Article 14.1 (Positive Obligations) of this Contract.

(10)	The Borrower shall promptly provide records and information on the use of Loan Funds as required by the Agent Bank.

(11)	All materials provided by the Borrower to each Syndicate Member Bank are true, complete, and valid.

8.	Notice Obligations

In any of the following circumstances, the Borrower shall notify the Agent Bank immediately after becoming aware of them:

(1)	The occurrence of any Event of Default or Potential Event of Default;

(2)	The initiation of any court proceedings, arbitrations, administrative proceedings, enforcement proceedings by judicial or administrative authorities, or other proceedings of a similar nature against the Borrower or any Guarantor, or by the Borrower or any Guarantor against others, where the subject matter amount reaches or exceeds RMB [5 million];

(3)	The occurrence of any related transactions with a total amount reaching or exceeding 10% of its net assets, including the related relationships among the Parties to the transactions, the transaction items and nature, the transaction amounts and corresponding proportions, and the pricing policies; and/or

(4)	The occurrence of any event that has had or could reasonably be expected to have a Material Adverse Effect.

9.	Compliance with Financial Indicators

The Borrower shall comply with the following financial indicators:

[/].

10.	Project Capital

The Borrower shall ensure that the project capital is in place and utilized in advance in the same proportion as the Loan Funds.

11.	Progress of the Project

The Borrower shall ensure that the actual progress of the Project matches the amount of investment already made.

12.	Loan Management

The Agent Bank may at any time inspect and supervise the Borrower’s use of each loan fund. The Borrower shall cooperate with the Agent Bank in the management of loan disbursements, post-loan management, and related inspections. The methods for the Agent Bank to conduct inspections and supervision include but are not limited to: (i) requiring the Borrower to provide valid supporting documents for its use of Loan Funds; (ii) conducting account analysis, voucher verification, or on-site investigations regarding the use of Loan Funds; and (iii) other methods permitted by laws and regulations.

13.	Guarantee or Support

The Borrower and each Guarantor agree to provide the following support or guarantees to each Lender:

(1)	Warranty under the Suretyship Contract;

(2)	Mortgage guarantees under the Mortgage Contract;

(3)	Pledge guarantees under the Pledge Contract;

14.2	Restrictive Covenants

1.	Security Interest

Except for the security interests created pursuant to the Guarantee Contracts, the Borrower shall ensure that no other Security Interests are created or exist over any of its assets, unless the consent of the Majority Lenders has been obtained.

2.	Asset Disposals

The Borrower shall ensure that it will not sell, lease, assign, transfer, or otherwise dispose of any of its material assets, whether in a single transaction, multiple transactions, or a series of transactions, unless the consent of the Majority Lenders has been obtained.

3.	Separation and Merger

The Borrower shall ensure that it will not enter into any merger, separation, contractual operation arrangement, or similar arrangements, unless the consent of the Majority Lenders has been obtained.

4.	Reduction of Registered Capital

The Borrower shall ensure that it will not reduce its registered capital, unless the consent of the Majority Lenders has been obtained.

5.	Dividend Restrictions

Under any of the following circumstances, the Borrower shall not distribute profits:

Before the Borrower has fully repaid all principal, interest (including default interest and Compound Interest), and other payable fees under this Contract.

6.	Permitted Liabilities

Except for Permitted Liabilities, the Borrower shall not incur any other Liabilities.

7.	Permitted Investments

Except for Permitted Investments, the Borrower shall not make any external investments.

8.	Anti-Money Laundering Restrictions

(1)	The Borrower undertakes to comply with the relevant requirements of anti-money laundering laws and regulations, fulfill its obligations in anti-money laundering and counter-terrorist financing, and not engage in any fraudulent, money laundering, terrorist financing, or other illegal activities, or any activities that violate the sanctions laws and regulations of the United Nations, China, or other applicable jurisdictions.

(2)	The Borrower undertakes not to directly or indirectly use the syndicated Loan Funds, or donate or provide the syndicated Loan Funds, whether as loans or in any other manner, to any subsidiary, joint venture partner, or other individual or entity for fraudulent, money laundering, terrorist financing, or other illegal activities, or for purposes that violate the sanctions laws and regulations of the United Nations, China, or other applicable jurisdictions. The Borrower shall also be able to provide relevant supporting documents upon the request of the Lead Arranger, the Lenders, and/or the Agent Bank of the syndicate.

14.3	Borrower’s Undertakings

1.	The Borrower and its shareholders issue written undertakings, stating that, prior to the full repayment of the principal and interest of the syndicated loan, they shall not withdraw the capital and self-raised funds already injected in the Project, and shall not distribute dividends from the profits realized from the project prior to the full repayment of the principal and interest of the syndicated loan.

2.	In the event that a listed company provides a guarantee, it shall disclose such guarantee externally as required.

3.	If there is an over-investment in the Project, the Borrower shall resolve the over-investment portion with self-raised funds to ensure the timely completion of the Project.

4.	Without the consent of the syndicate, the Borrower shall not pledge or refinance any assets (including fixed assets, construction in progress, intangible assets, etc.) and related rights and interests arising from the Project to any third party other than the syndicate. Any violation of this provision shall be deemed as a loan default.

5.	The Borrower irrevocably agrees and acknowledges that the Lender has the right to consider adjusting or adding conditions for loan disbursement, or to suspend, reduce, or cancel loan disbursements due to changes in laws, regulations, and policies, or restrictions imposed by government macroeconomic monetary policies or financial regulatory policies, or based on market conditions, liquidity position, financial costs, its own business needs, the Borrower’s performance capacity or financial condition, or other material changes in circumstances, and shall notify the Borrower accordingly.

XV.	Event of Default

15.1	Event of Default

Any of the following circumstances shall constitute an Event of Default:

1.	Payment Default

The Borrower fails to pay any amount due and payable in accordance with the amount, currency, payment method, and time stipulated in this Contract.

2.	Misappropriation of Loan Funds

The Borrower fails to use any Loan Funds in accordance with the purposes stipulated in this Contract; or the Borrower uses the Loan Funds for on-lending or purchasing other financial products for arbitrage purposes.

3.	Misrepresentation

Any Factual Representation made by the Borrower under Article 13 (Factual Representation) of this Contract is untrue, inaccurate, incomplete, or misleading in any material respect.

4.	Breach of Covenants or Other Obligations

The Borrower fails to comply with the obligations under Article 14 (Covenants) of this Contract or fails to perform or comply with any other obligations stipulated in this Contract.

5.	Cross-Default

The Borrower fails to repay any liability due and payable, and the total amount reaches or exceeds RMB [One Million].

6.	Insolvency

(1)	Any creditor of the Borrower declares a moratorium on the repayment of any liability of the Borrower, and the total amount of such liability reaches or exceeds RMB [One Million].

(2)	The Borrower commences discussions with any of its creditors on debt restructuring arrangements such as moratorium on repayment in respect of any liability, and the total amount of such liability reaches or exceeds RMB [One Million].

(3)	The Borrower completely suspends or discontinues payments to its creditors, or is unable, admits its inability, or is presumed or deemed to be unable to repay its debts when due, or declares that it will not fulfill its debts when due.

7.	Liquidation and Bankruptcy Events

The Borrower or any Guarantor has initiated or been subject to any proceedings for suspension of business, dissolution, liquidation, bankruptcy, reorganization, composition, rectification, or any similar proceedings.

8.	Enforcement Events

Assets of the Borrower with a total market value or book value (whichever is lower) reaching or exceeding RMB [Five Million] are sealed up, frozen, seized, enforced upon, expropriated, confiscated, or subjected to other similar measures, and such measures are not lifted within [30] Business Days after their commencement.

9.	Financial Indicators

The Borrower fails to comply with any of the financial indicators stipulated in Article 9 (Compliance with Financial Indicators) of Article 14.1 (Positive Obligations) of this Contract.

10.	Material Adverse Effect

Any event or circumstance occurs that has a Material Adverse Effect.

11.	Invalidity of Finance Documents

The Finance Documents become invalid or unenforceable.

15.2	Remedies of Syndicate Member Banks

1.	Notice

(1)	Upon becoming aware of an Event of Default or facts or circumstances that it reasonably believes may constitute an Event of Default, the Borrower or any Lender shall promptly notify the Agent Bank.

(2)	Upon receiving the above notice, the Agent Bank shall promptly notify all Lenders.

(3)	If any Event of Default is not notified to the Agent Bank by the Borrower, the Agent Bank shall promptly notify the Borrower upon becoming aware of it, so that the Borrower may make a confirmation and explanation or take remedial measures.

2.	Remedial Rights

During the subsistence of any Event of Default, the Agent Bank (in accordance with the decision of the Majority Lenders) may exercise one or more of the following rights:

(1)	Waive the relevant Event of Default or agree to the remedy of the relevant Event of Default;

(2)	Declare the suspension of the withdrawal of any Loan Funds; upon such declaration, the withdrawal of such Loan Funds shall be immediately suspended;

(3)	Cancel all or part of the Total Commitments: upon such declaration, the Commitment of each Lender shall be canceled proportionately, and the canceled portion of the Total Commitments shall not be reinstated;

(4)	Declare all or part of the outstanding Loan Balance, together with all accrued interest, fees, and other amounts payable under this Contract, immediately due and payable; upon such declaration, such amounts shall become immediately due and payable without any further notice from the Agent Bank;

(5)	Require the Borrower to immediately provide additional guarantee measures;

(6)	Enforce the Guarantee Contract;

(7)	Exercise any other rights conferred by laws, regulations, and this Contract.

3.	Actions by the Agent Bank

(1)	The exercise of any remedial rights listed in Paragraph 2 (Remedial Rights) of Article 15.2 (Remedies of Syndicate Member Banks) of this Contract or the right to initiate and pursue any legal proceedings for dispute resolution against the Borrower shall be organized by the Agent Bank. However, if the Agent Bank fails to take such actions in accordance with the decision of the Majority Lenders, the relevant Syndicate Member Banks may take such actions on their own.

(2)	During the subsistence of an Event of Default, the Agent Bank shall have the right to take any actions it deems necessary or reasonable at any time to protect the rights and interests of each Syndicate Member Bank under this Contract.

4.	Undertakings of Syndicate Member Banks

(1)	Each Syndicate Member Bank shall not exercise its rights under this Contract in a manner that conflicts with the provisions of this Contract.

(2)	Each Syndicate Member Bank undertakes to the other Syndicate Member Banks that, unless otherwise expressly agreed in this Contract:

1)	It shall not separately demand or accept any form of debt settlement from any person for the settlement of any debt owed by the Borrower to such Syndicate Member Bank under this Contract; and/or

2)	It shall not separately demand or accept any Security Interest or financial support for any debt owed by the Borrower to such Syndicate Member Bank under this Contract.

5.	Set-off

During the subsistence of an Event of Default, each Syndicate Member Bank shall have the right to set off the balance in any account maintained by the Borrower with such Syndicate Member Bank (including any of its branches) and remit the same to the Agent Bank for apportionment in accordance with the provisions of Article 8.10 (Apportionment) of this Contract.

XVI.	Relationship among Syndicate Member Banks

16.1	Appointment of the Agent Bank

1.	Each Syndicate Member Bank, other than the Agent Bank, hereby appoints the Agent Bank as its agent under this Contract and authorizes the Agent Bank to exercise the rights expressly conferred upon it by the terms of this Contract, as well as all other rights reasonably incidental thereto.

2.	Solely for the purpose of guarantee registration as stipulated in the Guarantee Contract, each Syndicate Member Bank hereby authorizes the Agent Bank to directly enter into supplementary or amendment agreements to the Guarantee Contract with the relevant Guarantors in accordance with the principles and relevant facts established under this Contract, or to execute and submit the Guarantee Contract in the format template required by the local registration authority, or to appropriately reduce the guaranteed debt amount in accordance with the requirements of the local registration authority to meet its internal requirement that the guaranteed debt amount must be lower than the assessed value of the Collateral.

16.2	Agency Relationship

1.	The relationship between the Agent Bank and the other Syndicate Member Banks is solely that of agency. As the Agent Bank of the syndicate, the Agent Bank’s primary functions are to service the Lenders and safeguard the interests of the syndicate in accordance with this Contract. It shall diligently, conscientiously, professionally, and dutifully perform its agreed-upon responsibilities, ensuring the effective execution of all agreements, instructions, and authorizations from the Lenders. The nature of its role is administrative.

2.	The Agent Bank does not act as the agent of the Borrower in any respect.

16.3	Responsibilities of the Agent Bank

1.	The Agent Bank shall, within [3] Business Days after receiving the original or a copy of any document from any party to this Contract for transmission to another party via the Agent Bank, transmit such document to that other party. Unless otherwise stipulated in this Contract, the Agent Bank shall not be responsible for reviewing the adequacy, accuracy, or completeness of the format or content of any document it transmits.

2.	The Agent Bank shall establish and maintain a ledger related to this Contract and provide such ledger to each Lender upon request.

3.	The Agent Bank shall disburse and pay the Loan Funds, and manage and control them, in accordance with the provisions of Article 8.1 (Disbursement of Loan Funds) and Article 8.2 (Disbursement of Loan Funds) of this Contract.

4.	The Agent Bank shall notify each Syndicate Member Bank within [3] Business Days after receiving a notice from any party to this Contract regarding the occurrence of an Event of Default.

5.	The Agent Bank shall notify each Syndicate Member Bank within [3] Business Days after becoming aware that any party to this Contract has failed to pay any amount due and payable to any other Syndicate Member Bank in accordance with the provisions of this Contract. Upon discovering such a situation, the Agent Bank shall conduct necessary investigations and promptly transmit the information obtained from such investigations to each Lender.

6.	The Agent Bank shall organize each Syndicate Member Bank to initiate and/or participate in any litigation, arbitration, or legal dispute proceedings related to this Contract in accordance with the decision of the Majority Lenders, provided that each Lender has compensated or prepaid the Agent Bank, in accordance with the provisions of this Contract, for any costs, expenses, disbursements (including but not limited to legal fees), and Liabilities that the Agent Bank has incurred or may incur as a result of complying with such decision.

7.	The Agent Bank shall not be liable to any other party for any breach of the terms of this Contract by any other party to this Contract.

8.	If any decision of the Majority Lenders or any action taken in accordance with such decision violates or would result in a violation of laws or regulations, the Agent Bank may, after giving prior notice to each Syndicate Member Bank, not take such action in accordance with such decision.

9.	The Agent Bank shall perform its duties under this Contract with due diligence and responsibility.

16.4	Rights of the Agent Bank

1.	Unless actually aware to the contrary, the Agent Bank may presume:

(1)	That any Factual Representation made by any other party to this Contract in or in connection with this Contract is true, complete, and accurate;

(2)	That no Event of Default has occurred or is continuing;

(3)	That no other party to this Contract has breached any of its obligations under this Contract;

(4)	That no other party to this Contract or the Majority Lenders have exercised any rights they may possess.

However, if the Agent Bank becomes aware, or is notified by any other party to this Contract of the existence of circumstances to the contrary, the Agent Bank shall not only have the right but also the obligation to notify each Lender in accordance with the relevant provisions of this Contract.

2.	The Agent Bank may, when it deems necessary, engage lawyers, accountants, appraisers, translators, or other professionals, and pay them consultation or service fees, and may act in reliance on the opinions of such professionals.

3.	The Agent Bank may act in reliance on any communication or document that it reasonably believes to be genuine.

4.	The Agent Bank may disclose to any other party to this Contract any information it reasonably receives in accordance with the terms of this Contract.

16.5	Independent Credit Assessment

Each Lender acknowledges that it has conducted, and will continue to conduct, an independent investigation, review, and assessment of the Borrower’s financial condition, creditworthiness, business operations, legal status, and other circumstances, and will make independent judgments and decisions and bear risks accordingly, including but not limited to the following:

1.	The adequacy, accuracy, or completeness of any information regarding any other party to this Contract or the transactions under this Contract, whether such information is provided to the Lender by the Agent Bank or the Lead Arranger;

2.	The financial condition, creditworthiness, business operations, legal status, or other circumstances of any other party to this Contract; and/or

3.	The legality, validity, binding effect, adequacy, or enforceability of this Contract or any related document, or any action taken or to be taken by any other party to this Contract.

Accordingly, the Agent Bank shall not be liable to any Lender for any of the above-mentioned issues or potential risks.

16.6	Agent Bank and Lead Arranger Acting as Lenders

If the Agent Bank or the Lead Arranger is also a Lender, it shall enjoy the rights and assume the obligations of a Lender in accordance with the terms of this Contract.

16.7	Syndicate Meetings

1.	Decision-Making Mechanism for Lenders

(1)	In the event of any matter that, under the terms of this Contract, explicitly requires a decision by the Majority Lenders or all Lenders, any Lender becoming aware of such matter shall immediately notify the Agent Bank. Upon receiving such notice or becoming aware of the matter, the Agent Bank shall promptly notify all Lenders and request a vote.

(2)	Each Lender shall, within the period specified in the Agent Bank’s notice, notify the Agent Bank of its decision after receiving the above-mentioned notice from the Agent Bank.

(3)	Unless otherwise stipulated in this Contract, the Agent Bank shall act in accordance with the decisions made by the Majority Lenders or all Lenders in accordance with the terms of this Contract. The Agent Bank shall not be liable to any other party to this Contract for any action (or omission) taken in accordance with the decisions of the Majority Lenders or all Lenders.

(4)	Decisions made by the Majority Lenders or all Lenders in accordance with the terms of this Contract shall be binding on all Lenders, and each Lender shall fully cooperate with the Agent Bank in implementing such decisions.

(5)	If the Majority Lenders or all Lenders fail to make a decision in accordance with the provisions of this article, the Agent Bank shall propose a preliminary solution to the matter and again solicit the opinions of all Lenders in accordance with the above-mentioned procedures. If any Lender fails to notify the Agent Bank of its decision within the period specified in the Agent Bank’s notice, it shall be deemed to have agreed to the solution proposed by the Agent Bank.

(6)	If the Agent Bank believes that a particular action or omission is in the best interests of the Lenders, the Agent Bank may (but is not obliged to) take such action or refrain from taking such action.

2.	Matters Requiring Consent of All Syndicate Member Banks

Unless otherwise stipulated in this Contract, amendments to any clauses in this Contract that relate to any of the following matters shall require the consent of all Syndicate Member Banks:

(1)	Any change in the Commitment, Total Commitments, or the currency of the Loan Funds;

(2)	Any change in the Availability Period or the Loan Term;

(3)	Any change in the Loan Interest Rate or the Default Interest Rate;

(4)	Any change in the currency, amount, or payment date of any amount paid or payable to any Syndicate Member Bank;

(5)	Any amendment to the definition of “Majority Lenders”;

(6)	Any amendment to Article 21 (Amendments and Waivers) of this Contract; and/or

(7)	Any change in important matters such as the Guarantor, the method of guarantee, the guaranteed amount, or the guarantee period.

3.	Syndicate Meeting Procedures and Rules of Procedure

(1)	In the event of any matter requiring the Agent Bank to act in accordance with the decision of the Majority Lenders or, as the case may be, all Lenders, the Agent Bank shall organize and chair a syndicate meeting.

(2)	In addition to the circumstances specified in Item (1) above, the Agent Bank shall promptly convene a syndicate meeting in the following scenarios:

(a)	The Lead Arranger deems it necessary to convene a syndicate meeting; or

(b)	A written proposal is submitted by Lenders whose aggregate share in the Total Commitments reaches or exceeds [50%].

(3)	When convening a syndicate meeting, the Agent Bank shall provide each Lender with written notice at least [3] business days in advance, or within a shorter period as determined by the Agent Bank. The notice shall include the time, venue (if applicable), method of the meeting, and the proposals to be considered at the syndicate meeting.

(4)	Syndicate meetings may be held in person, by means of communication, or by written consent. To the extent practicable, the Agent Bank shall opt for a meeting by written consent.

(5)	Each Lender shall notify the Agent Bank within [1] Business Day after receiving the meeting notice whether it will attend the syndicate meeting and may submit interim proposals no later than [1] Business Day prior to the meeting date.

(6)	Each Lender may send one or two authorized representatives and several ordinary representatives to attend the syndicate meeting. All representatives may participate in discussions and express opinions, but only authorized representatives may vote on behalf of the Lender. The authorized representative of each Lender must hold a lawful and valid power of attorney with a clearly defined scope of authority. The power of attorney issued by each Lender shall expressly state that documents signed by the authorized representative (without the need for an official seal) are legally binding on the Lender. The official seals of each Lender shall be filed with the Agent Bank, and the authorized representatives of each Lender shall present a power of attorney bearing the official seal to enable the Agent Bank to verify the validity of the power of attorney.

(7)	Valid resolutions passed at the syndicate meeting shall be documented in writing by the Agent Bank and signed by the authorized representatives of each Lender. Lenders who dissent from the resolution shall also sign it. Subject to the relevant provisions of this Contract, the resolution shall be binding on all Lenders. Each Lender shall receive an original copy of the valid resolution passed at the syndicate meeting. If the resolution relates to the rights and obligations of the Borrower under the Finance Documents, an original copy of the valid resolution passed at the syndicate meeting shall be submitted to the Borrower.

4.	Lenders may negotiate and enter into an inter-syndicate agreement for the syndicated loan separately.

16.8	Compensation by the Lenders

1.	Each Lender shall, based on the Commitment Ratio, make compensation to the Agent Bank within [3] business days upon the Agent Bank’s request, against all reasonable costs, expenses, losses, disbursements (including legal fees), and Liabilities incurred by the Agent Bank in connection with its agency activities under the Finance Documents (except those resulting from the Agent Bank’s negligence or fault), unless the Agent Bank has already been reimbursed by the Borrower in accordance with the provisions of the Finance Documents.

2.	Any Lender intending to provide compensation under this article shall have the right to request the Agent Bank to provide detailed calculations supporting the amount of such compensation. The Agent Bank shall furnish such calculations to the Lender within [3] Business Days upon request.

16.9	Resignation of the Agent Bank

1.	The Agent Bank (the “Resigning Agent Bank”) may, at any time, notify the Lenders of its intention to resign.

2.	Within [30] Business Days after receiving the resignation notice from the Agent Bank as stipulated in paragraph 1 above, the Majority Lenders shall appoint a qualified, reputable, and experienced financial institution as the successor to the Agent Bank (the “Successor Agent Bank”). If the Majority Lenders fail to appoint a Successor Agent Bank within this period, the Resigning Agent Bank may designate a qualified, reputable, and experienced financial institution as the Successor Agent Bank.

3.	The resignation of the Resigning Agent Bank and the appointment of the Successor Agent Bank shall become effective as of the date on which the Successor Agent Bank notifies the other parties to this Contract of its formal succession.

4.	As of the Effective Date of the resignation of the Resigning Agent Bank and the appointment of the Successor Agent Bank, any further rights and obligations of the Resigning Agent Bank as the Agent Bank for the other Syndicate Member Banks under this Contract shall immediately terminate, and the Successor Agent Bank shall assume any further rights and obligations as the Agent Bank for the other Syndicate Member Banks under this Contract.

5.	The Resigning Agent Bank shall, within [/] Business Days after receiving the succession notice from the Successor Agent Bank, provide the Successor Agent Bank with such documents, records, and necessary assistance as are reasonably required by the Successor Agent Bank to exercise its rights and perform its obligations under this Contract.

6.	The Majority Lenders may notify the Agent Bank, requiring it to resign in accordance with Paragraph 1 above. Upon receiving such notice, the Agent Bank shall resign in accordance with the provisions of this article. Otherwise, the Majority Lenders may decide to replace the Agent Bank.

16.10	Deduction by the Agent Bank

If any Syndicate Member Bank owes amounts to the Agent Bank under this Contract, the Agent Bank may, after notifying such Syndicate Member Bank, deduct from any amounts otherwise payable by the Agent Bank to such Syndicate Member Bank under this Contract an amount not exceeding the outstanding debt to offset such debt. Such deducted amounts shall be deemed to have been received by such Syndicate Member Bank.

16.11	Other Business

Each Syndicate Member Bank (including its branches) may accept deposits from the Borrower, provide other loans to the Borrower, or engage in any other type of banking business with the Borrower.

16.12	Interactions with Lenders

Unless otherwise notified by the relevant Lender in accordance with the terms of this Contract, the Agent Bank may deem that such Lender is entitled to receive payments under this Contract and is acting through its Operating Bank.

XVII.	Fees and Compensation

If the Parties have entered into a Fee Letter with relevant parties in connection with the transactions under this Contract, and the following provisions of this Contract are inconsistent with those in the Fee Letter, the provisions in the Fee Letter shall prevail.

17.1	Syndicate Fees

Refer to the Fee Letter for details.

17.2	Syndicate Costs

1.	Unless otherwise stipulated by laws and regulations, the Parties hereby agree that all reasonable costs and expenses incurred by Syndicate Member Banks in connection with the negotiation, preparation, execution, amendment, and waiver of the Finance Documents shall be borne by the Borrower, including but not limited to fees of professional institutions such as lawyers and appraisers.

2.	Unless otherwise stipulated by laws and regulations, the Parties hereby agree that all costs and expenses incurred by any Syndicate Member Bank in enforcing or safeguarding its rights under the Finance Documents in any jurisdiction shall be borne by the Borrower, including but not limited to fees of professional institutions such as lawyers and appraisers, as well as costs associated with litigation or arbitration.

17.3	Indemnification for Losses

The Borrower shall, within [10] Business Days upon receipt of a demand from any Syndicate Member Bank, indemnify such Syndicate Member Bank against any losses (excluding default interest) suffered or incurred by such Syndicate Member Bank as a result of the Borrower’s breach of its obligations under this Contract, including but not limited to any of the following circumstances:

(1)	The Borrower fails to repay any matured payment on its due date;

(2)	The Borrower repays any matured payment on a date other than its due date;

(3)	Any Event of Default or Potential Event of Default occurs;

(4)	Any Loan Funds are not fully withdrawn on time due to reasons attributable to the Borrower;

(5)	The Borrower cancels the Commitment of any Lender in violation of the provisions of this Contract;

(6)	The information and materials provided by the Borrower are inaccurate;

(7)	[/].

17.4	Currency Compensation

If any payment made by the Borrower under this Contract is not made in the currency expressly stipulated as payable under this Contract (the “Contract Currency”), but in any other currency (the “Payment Currency”), and after the Syndicate Member Bank converts the Payment Currency into the Contract Currency at the prevailing market exchange rate, the amount received is less than the amount that should have been received by such Syndicate Member Bank, the Borrower shall compensate for such shortfall and the related exchange expenses incurred by such Syndicate Member Bank.

17.5	Basis for Calculation

Any Syndicate Member Bank intending to make a claim under Article 17.2 (Syndicate Costs), Article 17.3 (Indemnification for Losses), and/or Article 17.4 (Currency Compensation) of this Contract shall notify the Agent Bank and provide detailed calculations supporting such claim. Upon receipt of such claim, the Agent Bank shall promptly notify the Borrower.

17.6	Exemption from Indemnification

Under the following circumstances, the Borrower shall not be liable to any Syndicate Member Bank in accordance with Article 17.2 (Syndicate Costs), Article 17.3 (Indemnification for Losses), and/or Article 17.4 (Currency Compensation) of this Contract:

1.	Liabilities arise from the gross negligence, fault, or willful misconduct of such Syndicate Member Bank;

2.	The Borrower has already indemnified such Syndicate Member Bank in accordance with other provisions of this Contract.

XVIII.	Assignment

18.1	Assignment by the Borrower

The Borrower shall not assign all or any of its rights or obligations under this Contract.

18.2	Assignment by Lenders

1.	Any Lender (the “Assigning Bank”) intending to assign all or any of its rights and/or obligations under this Contract to one or more financial institutions (the “Assignee Bank”) shall give notice (the “Assignment Notice”) to the Borrower and the Agent Bank at least [/] Business Days in advance.

2.	Any Lender assigning all or part of its Commitment shall obtain the prior written consent of the Borrower; however, if the Borrower fails to explicitly object within [/] Business Days after receiving the Assignment Notice, such assignment shall be deemed to have been agreed upon.

3.	Any Lender assigning all of its share in the outstanding Loan Balance shall not require the consent of the Agent Bank or other parties to this Contract.

4.	Notwithstanding the above, if there are other requirements for syndicated loans stipulated by national laws, regulations, or regulatory authorities, the Lender shall comply with such requirements when making an assignment.

18.3	Effectiveness of Assignment

An assignment made by a Lender in accordance with Article 18.2 (Assignment by Lenders) of this Contract shall become effective on the assignment date specified in the Assignment Certificate, after the Assigning Bank, the Assignee Bank(s), and the Agent Bank have executed a fully completed Assignment Certificate in the form and content as set out in Attachment III (Form of Assignment Certificate) to this Contract. The Agent Bank shall not refuse or delay the execution of the Assignment Certificate.

18.4	Binding Effect of Assignment

Any assignment made and completed in accordance with Article 18 (Assignment) of this Contract shall be binding on all parties to this Contract.

18.5	Consequences of Assignment

From the Effective Date of the assignment, the Assignee Bank shall officially become a Lender, and within the scope of the assigned interests specified in the Assignment Certificate:

1.	The Assigning Bank shall no longer enjoy or assume all rights and obligations under this Contract related to the assigned interests; and

2.	The Assignee Bank shall enjoy and assume all rights and obligations under this Contract related to the assigned interests.

18.6	Exemption from Liability of the Assigning Bank

The Assigning Bank shall not be liable to the Assignee Bank for any of the following matters:

1.	The valid execution, authenticity, accuracy, completeness, legality, validity, or enforceability of this Contract or any other documents related to this Contract;

2.	The collectability of amounts payable under this Contract; and

3.	The authenticity, accuracy, or completeness of statement of fact made by any other party to this Contract to any person in or concerning this Contract.

18.7	Further Exemption of the Assigning Bank

The Assigning Bank shall not be obligated to:

1.	Repurchase from any Assignee Bank any rights or obligations that the Assigning Bank has assigned to such Assignee Bank in accordance with Article 18.2 (Assignment by Lenders) of this Contract.

2.	Indemnify any Assignee Bank for any losses suffered as a result of the Borrower or any other Syndicate Member Bank’s failure to perform any obligations under this Contract.

18.8	Bookkeeping and Filing

The Agent Bank shall maintain a roster of all parties to this Contract, be responsible for the registration of assignments, record the history of syndicated loan assignments, and promptly notify the other parties to this Contract of any assignments that occur.

18.9	Change of Operating Bank

Any Lender may change its Operating Bank by giving notice to the Borrower and the Agent Bank at least [3] Business Days in advance.

XIX.	Relationship of Rights and Obligations among Syndicate Member Banks

19.1	Independent Obligations

The obligations of each Syndicate Member Bank under this Contract are independent of each other. If any Syndicate Member Bank fails to perform its obligations under this Contract, it shall not affect or exempt any other Syndicate Member Bank from performing their respective obligations under this Contract. No Syndicate Member Bank shall be liable for the obligations of any other Syndicate Member Bank under this Contract.

19.2	Independent Rights

The rights of each Syndicate Member Bank under this Contract are independent of each other. Any debt arising from time to time under this Contract between any party to this Contract and any Syndicate Member Bank is a separate debt. Unless otherwise stipulated in this Contract, each Syndicate Member Bank shall have the right to independently exercise its rights under this Contract. No Syndicate Member Bank may refuse to perform any obligations under this Contract on the grounds of independent rights.

XX.	Confidentiality Obligations

20.1	Scope of Confidentiality

Each party to this Contract shall be obligated to maintain the confidentiality of any information marked as confidential that is provided to it by another party under this Contract. However, such party shall have the right to disclose such information under the following circumstances:

1.	The information has become publicly available (but not due to a breach of this Article by the Syndicate Member Bank);

2.	Disclosure is required in any litigation, arbitration, or administrative proceeding, enforcement proceedings by judicial or administrative authorities, or other proceedings of a similar nature;

3.	Disclosure is required pursuant to any law or regulation and within the scope required by such law or regulation;

4.	Disclosure is required pursuant to the listing and trading rules of the securities exchange where the party is listed;

5.	Disclosure is made to any governmental, financial, tax, or other administrative authority and within the scope required by such authority;

6.	Disclosure is made to its directors, officers, employees, or professional advisors (including but not limited to lawyers, auditors, etc.), provided that the recipients of such disclosure have undertaken to the Syndicate Member Bank to comply with the confidentiality obligations set forth in this Article;

7.	Disclosure is made within the scope permitted by Article 20.2 (Other Disclosure Scope) of this Contract;

8.	Disclosure is made by Syndicate Member Banks to relevant rating agencies in connection with the securitization of loan claims; and/or

9.	Disclosure is made with the consent of the party providing the confidential information.

20.2	Other Disclosure Scope

Any Syndicate Member Bank may disclose to any person who may have entered into or has entered into an agreement with such Syndicate Member Bank for any assignment or indirect sub-participation under Article 18 (Assignment) of this Contract:

1.	A copy of this Contract; and/or

2.	Any information that the Syndicate Member Bank has obtained regarding the Borrower, this Contract, and the transactions hereunder.

However, the receiving party must undertake to the Syndicate Member Bank, prior to receiving any such information, to comply with the confidentiality obligations set forth in Article 20 (Confidentiality Obligations) of this Contract.

20.3	Supersedence

The provisions of Article 20.1 (Scope of Confidentiality) and Article 20.2 (Other Disclosure Scope) of this Contract shall supersede any confidentiality undertakings made by any Syndicate Member Bank regarding the Borrower, this Contract, and the transactions hereunder prior to becoming a party to this Contract.

20.4	Information Collection

The Borrower agrees and irrevocably authorizes that, without violating the prohibitive provisions of the Regulation on the Administration of Credit Reporting Industry and relevant laws and regulations, and in accordance with the collection requirements of the national financial credit information basic database established by the state, the Syndicate Member Banks shall have the right to provide information regarding all contracts/agreements/undertakings signed between the Borrower and the Syndicate Member Banks, including relevant information on the performance of the aforementioned contracts/agreements/ undertakings, as well as the basic corporate information and other information provided by the Borrower, to the national financial credit information basic database for inquiry and use by units with qualification for inquiry. At the same time, the Syndicate Member Banks shall also have the right to inquire about and use the credit information of the Borrower that has been recorded in the national financial credit information basic database. This authorization covers all necessary management links of the Syndicate Member Banks for the business under this Contract before and after the signing of this Contract, and shall be valid until the actual termination of this Contract.

XXI.	Amendments and Waivers

21.1	Application and Consent for Amendments or Waivers

1.	After the Borrower submits an application for amendments or waivers to the terms of this Contract, the Agent Bank shall review the Borrower’s written application and verify whether the Borrower has provided all necessary information and materials (such as cash flow forecasts and financial statements) required for decision-making by the Lenders, in accordance with the requirements stipulated in this Contract. Upon receipt of the aforementioned required documents, the Agent Bank shall promptly notify all Lenders to vote.

2.	If any Lender proposes an amendment to the terms of this Contract, it shall first notify the Agent Bank, who shall then promptly notify the other Lenders to vote. For voting matters proposed by the Lenders that involve the Borrower and any Guarantor, the Agent Bank shall also send a copy of the notice to the Borrower and the Guarantor, and negotiate with the Borrower on behalf of the syndicate to amend the contract terms in accordance with the relevant provisions of this Contract.

3.	For matters of amendments or waivers proposed by the Borrower or any Lender, the Agent Bank shall determine, in accordance with the relevant provisions of this Contract, whether such matters require the consent of the Majority Lenders or the consent of all Lenders. If there is no explicit agreement in this Contract or if there is a dispute among the Lenders and the Borrower, the consent of all Lenders shall be required.

4.	Upon receipt of an application for amendments or waivers from the Borrower or any Lender, the Agent Bank shall complete the voting procedure in accordance with Article 16.7 (Syndicate Meetings) of this Contract and promptly notify all Lenders, the Borrower, and the relevant Guarantor of the final valid voting results.

21.2	Written Amendments

Any amendment to any provision of this Contract shall be made in writing and shall become effective upon signature by all parties to this Contract.

21.3	Consent of the Agent Bank

Amendments to provisions involving any of the following matters shall require the consent of the Agent Bank:

1.	Article 8 (Payment Provisions), Article 16 (Relationship among Syndicate Member Banks), or Article 21 (Amendments and Waivers) of this Contract; and/or

2.	Amendments to or waivers of any rights of the Agent Bank under this Contract, or the imposition of any additional obligations on the Agent Bank.

XXII.	Notices

22.1	Through the Agent Bank

All communications between the Borrower and any Syndicate Member Bank regarding this Contract shall be conducted through the Agent Bank.

22.2	Method of Notice

Any notice, request, or other document given by any party to this Contract to any other party shall be in writing and sent to the contact address, telex number, fax number, or email address (and specify the contact person, if any) as designated in writing from time to time by the recipient party. The initial contact address, telex number, fax number, email address, and contact person (if any) designated by each party are listed on the signature page of this Contract.

Each party confirms that the domicile initially designated on the signature page of this Contract or subsequently changed in accordance with this Contract is the effective address for communication and service of process, and each party shall bear the legal consequences arising therefrom. The scope of application of the service address includes the service of various notices, contracts, and other documents during the performance of this Contract by the Parties, as well as the relevant documents and legal instruments in the event of disputes arising from this Contract, including during arbitration, civil litigation proceedings at first instance, second instance, retrial, and enforcement proceedings.

22.3.	Notice Delivery

Any communication between the Parties to this Contract shall be deemed to have been received by the recipient party upon satisfaction of the following conditions:

1.	If delivered by hand, it shall be deemed as served upon actual delivery;

2.	If transmitted by telex or fax, it shall be deemed as served upon completion of transmission and receipt of a correct acknowledgment or fax report;

3.	If transmitted by email, it shall be deemed as served after [9:00] (Beijing time) on the [2nd] Business Day following the day of sending to the correct email address;

4.	If sent by mail, it shall be deemed as served after [21:00] (Beijing time) on the [3rd] Business Day following the day of posting by registered mail to the correct address.

Notwithstanding the foregoing provisions of this Article, any communication or document made or delivered in accordance with this Article that is received after [/] local time on the day of receipt shall be deemed to take effect on the next Business Day.

22.4	Change of Address

If any party to this Contract changes its contact address, telex number, fax number, or email address, the changing party shall notify the Agent Bank in writing 5 working days in advance. Upon receipt of such notice of change, the Agent Bank shall immediately notify the other parties to this Contract. In the arbitration and civil litigation procedures, either party shall fulfill the obligation to notify the arbitration institution or the court of the change in the service address when its address changes. If a party fails to fulfill the notice obligation as described above, the service address confirmed in this Contract shall still be deemed valid.

If a legal document fails to be actually received by a party due to reasons such as the inaccurate service address provided or confirmed by such party, the failure to timely notify the other party and the court of the change in the service address in accordance with the procedure after the change in the service address, or the refusal of the designated recipient to sign for receipt, for service by mail, the date of return of the document shall be deemed as the date of service; for direct service, the date on which the server records the situation on the service return receipt on the spot shall be deemed as the date of service.

22.5	Language of Notice

Notices under this Contract shall be made in Chinese.

XXIII.	Evidence of Debts

Any Syndicate Member Bank shall record accounting entries and records related to this Contract in its accounting books in accordance with its usual business practices. Absent obvious errors, the Borrower’s debts to the Syndicate Member Banks under this Contract shall be subject to the records in the accounting vouchers issued by the Syndicate Member Banks in accordance with their usual business practices.

XXIV.	Accumulation of Rights and Independence of Clauses

24.1	Accumulation of Rights

The failure or delay of any Syndicate Member Bank to exercise any right under this Contract shall not be deemed as a waiver of such right. The separate or partial exercise of any such right by any Syndicate Member Bank shall not preclude such Syndicate Member Bank from exercising such right or any other right in other ways or to a further extent thereafter. The rights and remedies stipulated in this Contract are cumulative and do not exclude any other rights or remedies granted to any Syndicate Member Bank by laws and regulations.

24.2	Independence of Clauses

If any provision of this Contract becomes illegal, invalid, or unenforceable at any time, the legality, validity, or enforceability of the other provisions of this Contract shall not be affected or impaired in any way.

XXV.	Contract Text

25.1	Language

This Contract is drafted and executed in the Chinese language.

25.2	Original Copies

This Contract is executed in twelve original copies, all of which are equally authentic.

XXVI.	Governing Law and Dispute Resolution

26.1	Applicable Law

This Contract shall be governed by and construed in accordance with the laws of the People’s Republic of China.

26.2	Dispute Resolution

In the event of any dispute arising out of or in connection with this Contract, all parties shall endeavor to resolve such dispute amicably through consultation within [3] days of receipt of a written notice from any other party. If consultation fails, any party may resort to the following second method for resolution:

1.	Arbitration. Submit the dispute to [ ] arbitration commission.

The arbitration shall be conducted in (the arbitration location) in accordance with the arbitration rules in effect at the time of submitting the arbitration application. The arbitration award shall be final and binding on all parties.

2.	Litigation. The Parties may resolve the dispute through litigation in a Chinese court by mutual agreement.

The lawsuit shall be filed with the people’s court at the domicile of the Lender or other institutions of Bank of China Limited that exercise rights and obligations under this Contract or individual agreements in accordance with the law.

During the dispute resolution period, if the dispute does not affect the performance of other provisions of this Contract, such other provisions shall continue to be performed.

26.3	Waiver of Immunity

The Borrower hereby irrevocably waives any immunity from jurisdiction or execution that it or its assets may enjoy or be entitled to in any jurisdiction in any legal or judicial proceedings.

XXVII.	Inquiries and Complaints

The Borrower may inquire or complain about this Contract, the business conducted hereunder, and the fees charged by contacting the Lender through the contact number listed in this Contract.

XXVIII.	Effectiveness

This Contract shall come into effect on the date (“Effective Date”) when the legal representatives/persons in charge or authorized signatories of all parties have signed and affixed their official seals or special seals for contracts.

Attachment I Initial Commitments of Lenders

Initial Lenders	Initial Commitment
Bank of China Limited, Puyang Branch	RMB 80 million
Agricultural Bank of China Limited, Puyang Branch	RMB 50 million
Shanghai Pudong Development Bank Co., Ltd., Zhengzhou Branch	RMB 80 million
Bank of Zhengzhou Co., Ltd., Puyang Longhu Sub-branch	RMB 50 million

Attachment II Form of Document Confirmation Letter

To: [/]

As the Agent Bank

Date: [/] [Month] [/] Date, [/] [Year]

Subject: Loan Contract [—] signed on [/] [Month] [/] Date, [/] [Year]

Our company hereby refers to the contract (hereinafter referred to as the “Loan Contract”) signed on [/] [Month] [/] Date, [/] [Year] by [/] as the Borrower, (1) [/] as the Lead Arranger, (2) [/], [/], and [/] as the Initial Lenders, and (3) [/] as the Agent Bank. Terms defined in the Loan Contract shall have the same meanings when used in this Confirmation Letter.

Our company hereby confirms:

1.	Among the documents listed in Paragraph 1 of Article 4.2 (Conditions Precedent to the First Withdrawal) of the Loan Contract, the original copies are authentic and complete, and the copies (including but not limited to the documents attached hereto) are true, accurate, and complete copies of their originals, and such documents remain fully valid as of the date of this Confirmation Letter.

2.	The resolutions adopted at the meetings of [Board of Shareholders]/[Board of Directors] of our company and recorded in the meeting minutes have not been revoked, amended, or replaced as of the date of this Confirmation Letter, and remain fully valid.

3.	Our company currently has the debt repayment capability.

4.	The following is the list of all current directors of our company as of the date of this Confirmation Letter, as well as the list of directors as of the date of the Board Meeting:

[/].

5.	Unless our company issues a written notice to the contrary to your bank, your bank may assume that the contents stated in this Confirmation Letter remain true and accurate on and before the Withdrawal Date.

Legal Representative (or Authorized Signatory)	Official Seal

[/]

Attachment III Form of Assignment Certificate

To: [/]

Address: [/]

Contact Person: [/]

[/]

Address: [/]

Contact Person: [/]

From: [Assigning Bank] and [Assignee Bank]

The contract dated [/] (hereinafter referred to as the “Loan Contract”)

We hereby refer to Article 18 (Assignment) of the Loan Contract. Terms defined in the Loan Contract shall have the same meanings when used in this Certificate.

1.	The Assigning Bank and the Assignee Bank hereby agree that the Assigning Bank shall assign the rights and obligations specified in the Appendix to the Assignee Bank in accordance with Article 18 (Assignment) of the Loan Contract, and the Assignee Bank shall assume the same responsibilities towards other Syndicate Member Banks as those assumed by the Assigning Bank prior to this assignment.

2.	The assignment date is [/].

3.	The address of the Assignee Bank’s Operating Bank is listed in the Appendix.

4.	The provisions of Article 18.3 (Effectiveness of Assignment) to Article 18.7 (Further Exemption of the Assigning Bank) of the Loan Contract shall form an integral part of this Certificate and be binding on the Assignee Bank.

5.	This Certificate shall be governed by the laws of the People’s Republic of China.

Appendix - Assigned Portions

Under the Total Commitments:

Assigning Bank’s Commitments [/] Assigning Bank’s Share in the Loan Balance [/]	Assigned Commitments [/] Assigned Portions [/]

Assignee Bank Details: /
Assignee Bank Name: / Operating Bank: / Service Address for Notices: / Telephone: / Telex: / Fax: / Contact Person: / Email:
[Assigning Bank] Signatory: / _______________ (Official Seal)	[Assignee Bank] Signatory: / _______________ (Official Seal)
[Agent Bank] Signatory: _______________ (Official Seal)

Attachment IV Accounts of All Parties

Borrower

Loan Fund Account

Account Name: [Henan Net Plastic New Material Technology Co., Ltd.]

Opening Bank: [Bank of China Limited, Taiqian Sub-branch]

Account Number: [250783566767]

Remarks: [/]

Syndicate Member Banks

Payment by the Agent Bank Account

Account Name: [Special Account for Loan Disbursement and Repayment under Syndicated Loan Trust Management]

Opening Bank: [Bank of China Limited, Henan Provincial Branch]

Account Number: [8331015]

Bank Code: [104491062434]

Remarks: [/]

[Lead Arranger: Bank of China Limited, Puyang Branch]

Account Name: [Special Account for Loan Disbursement and Repayment under Syndicated Loan Trust Management]

Opening Bank: [Bank of China Limited, Henan Provincial Branch]

Account Number: [8331015]

Bank Code: [104491062434]

Remarks: [/]

[Agent Bank: Bank of China Limited, Puyang Branch]

Account Name: [Special Account for Loan Disbursement and Repayment under Syndicated Loan Trust Management]

Opening Bank: [Bank of China Limited, Henan Provincial Branch]

Account Number: [8331015]

Bank Code: [104491062434]

Remarks: [/]

[Lender: Shanghai Pudong Development Bank Co., Ltd., Zhengzhou Branch]

Account Name: [Internal Account for Repayment Funds of Corporate Credit Business of SPDB]

Opening Bank: [SPDB, Zhengzhou Branch]

Account Number: [76010133150002202]

Bank Code: [310491000010]

Remarks: [/]

[Lender: Shanghai Pudong Development Bank Co., Ltd., Zhengzhou Branch]

Account Name: [Income from Syndicated Loan Handling Fees]

Opening Bank: [SPDB Zhengzhou Branch Business Department]

Account Number: [76200142680000011]

Bank Code: [310491000181]

Remarks: [/]

[Lender: Agricultural Bank of China Limited, Puyang Branch]

Account Name: [Temporary Receipt Account for Internal Syndicated Loan Funds under Syndicated Loan]

Opening Bank: [Agricultural Bank of China Limited, Taiqian County Sub-branch]

Account Number: [16457101010046716]

Bank Code: [103502445715]

Remarks: [For principal and interest repayment of Henan Net Plastic Syndicated Loan - Agricultural Bank of China]

[Lender: Agricultural Bank of China Limited, Puyang Branch]

Account Name: [Henan Net Plastic New Material Technology Co., Ltd.]

Opening Bank: [Agricultural Bank of China Limited, Taiqian County Sub-branch]

Account Number: [16457101040016366]

Bank Code: [103502445715]

Remarks: [Arrangement Fee for Syndicated Loan]

[Lender: Bank of Zhengzhou Co., Ltd., Puyang Longhu Sub-branch]

Account Name: [Remittance to Be Cleared]

Opening Bank: [Bank of Zhengzhou Co., Ltd., Puyang Longhu Sub-branch]

Account Number: [15612103012011171000018]

Bank Code: [313502090035]

Remarks: [For disbursement and repayment of principal and interest of Henan Net Plastic Syndicated Loan, as well as receipt of syndicated loan fees]

Attachment V Notice Letter on Annualized Loan Interest Rate

No.: 2025PYHYTH001

To: Henan Net Plastic New Material Technology Co., Ltd. (the Borrower)

1. The Lender and your company have entered into a syndicated loan fixed asset loan contract numbered 2025PYHYT001, with the specific contract name being Syndicated Loan Fixed Asset Loan Contract. Under the aforementioned contract, the annualized interest rate for the loan provided by the Lender to your company is 5.1%. This annualized interest rate (simple interest) includes:

(1) Loan interest calculated based on the loan interest rate stipulated in 5.1 of Article 5 of the aforementioned contract.

2. This notice letter serves as an attachment to the aforementioned contract and constitutes an integral part thereof, with the same legal effect as the aforementioned contract. Matters not stipulated herein shall be subject to the provisions of the aforementioned contract.

Lender 1:
Authorized Signatory:

Lender 2:
Authorized Signatory:

Lender 3:
Authorized Signatory:

Lender 4:
Authorized Signatory:

Signature Page

Borrower

[Henan Net Plastic New Material Technology Co., Ltd.]

Address: [No. 50, Fengtai Avenue, Industrial Cluster Area, Taiqian County, Puyang City, Henan Province]

Postal Code: [457600]

Telephone: [18621717997]

Fax: [/]

Contact Person: [Xue Shujun]

Email: [hnws2022@163.com]

Legal Representative (or Authorized Signatory):

Name:
Title:

Official Seal/Special Seal for Contracts

Lead Arranger

[Bank of China Limited, Puyang Branch]

Address: No. 498 Jingkai Avenue, Puyang City

Postal Code: 457000

Telephone: 0393-6952768

Fax: [/]

Contact Person: Guo Zongming

Email: /

Legal Representative/Person in Charge (or Authorized Signatory):

Name: Title:	Official Seal/Special Seal for Contracts

Agent Bank

[Bank of China Limited, Puyang Branch]

Mailing Address: No. 498, Jingkai Avenue, Puyang City

Postal Code: 457000

Telephone: 0393-6952768

Fax: /

Contact Person: Guo Zongming

Email: /

Legal Representative/Person in Charge (or Authorized Signatory):

Name: Title:	Official Seal/Special Seal for Contracts

Lender

[Shanghai Pudong Development Bank Co., Ltd., Zhengzhou Branch]

Mailing Address: No. 299, Jinshui District, Zhengzhou City

Postal Code: 450000

Telephone: 0371-87568035

Fax: /

Contact Person: Chen Qingquan

Email: /

Legal Representative/Person in Charge (or Authorized Signatory):

Name: Title:	Official Seal/Special Seal for Contracts

Lender

[Agricultural Bank of China Limited, Puyang Branch]

Mailing Address: No. 233, Renmin Road, Puyang City

Postal Code: 457000

Telephone: 03936676599

Fax: /

Contact Person: Jiang Yingchun

Email: /

Legal Representative/Person in Charge (or Authorized Signatory):

Name: Title:	Official Seal/Special Seal for Contracts

Lender

[Bank of Zhengzhou Co., Ltd., Puyang Longhu Sub-branch]

Mailing Address: Intersection of Kaizhou Road and Lvcheng Road, Puyang City

Postal Code: 457000

Telephone: 15139335269

Fax: /

Contact Person: Cheng Xiaojing

Email: /

Legal Representative/Person in Charge (or Authorized Signatory):

Name: Title:	Official Seal/Special Seal for Contracts